COLLECTIVE BARGAINING AGREEMENT

                                JANUARY 14, 2004

                           ROCKY MOUNTAIN STEEL MILLS

                                       AND

                         UNITED STEELWORKERS OF AMERICA
                                   LOCAL 2102

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                                TABLE OF CONTENTS
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ARTICLE 1 - APPLICATION OF AGREEMENT ........................................................................      2
Section 1   Purpose and Intent...............................................................................      2
Section 2   Administration...................................................................................      2
Section 3   Nondiscrimination................................................................................      2
Section 4   Reference to Gender..............................................................................      2

ARTICLE 2 - RECOGNITION .....................................................................................      3
Section 1   Exclusive Bargaining Agent ......................................................................      3
Section 2   Employees Covered ...............................................................................      3
Section 3   Dispute of Coverage .............................................................................      3

ARTICLE 3 - MANAGEMENT RIGHTS ...............................................................................      4

ARTICLE 4 - UNION MEMBERSHIP ................................................................................      5
Section 1   Membership ......................................................................................      5
Section 2   Indemnity Clause ................................................................................      5
Section 3   SOAR & PAC Check-Off ............................................................................      5
Section 4   Rights of All Employees .........................................................................      6

ARTICLE 5 - PLANT-WIDE CIVIL RIGHTS COMMITTEE ...............................................................      7
Section 1   Committee Members ...............................................................................      7
Section 2   Jurisdiction ....................................................................................      7
Section 3   Company Paid Meetings ...........................................................................      7

ARTICLE 6 - SAFETY AND HEALTH ...............................................................................      8
Section 1   Objectives and Obligations of the Parties .......................................................      8
Section 2   Protective Devices, Wearing Apparel and Equipment ...............................................      9
Section 3   Disputes ........................................................................................      9
Section 4   Joint and Safety and Health Committee ...........................................................     10
Section 5   Medical Records .................................................................................     11
Section 6....................................................................................................     12

ARTICLE 7 - SENIORITY .......................................................................................     13
Section 1   Departments .....................................................................................     13
Section 2   Seniority Computation ...........................................................................     14
Section 3   Promotions, Layoffs and Recalls .................................................................     15
Section 4   Definition of Permanent and Temporary Vacancy ...................................................     17
Section 5   Permanent Vacancies and Transfer Rights .........................................................     17
Section 6   Temporary Vacancies .............................................................................     19
Section 7   Plant Wide Layoff and Pool Jobs .................................................................     20
Section 8   Transfer Within or from One Local Union to Another Local Union ..................................     21
Section 9   Promotion to Supervisory Position ...............................................................     22
Section 10  Break in Service ................................................................................     22
Section 11  Supervisors .....................................................................................     23
Section 12  Leaves of Absence ...............................................................................     23
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ARTICLE 8 - ADJUSTMENT OF GRIEVANCES ........................................................................     25
Section 1   Purpose .........................................................................................     25
Section 2   Procedure .......................................................................................     25
Section 3   Miscellaneous ...................................................................................     26
Section 4   Expedited Arbitration ...........................................................................     27

ARTICLE 9 - DISCHARGE CASES .................................................................................     30
Section 1   Provisionally Discharged ........................................................................     30
Section 2   Discharge Hearing ...............................................................................     30

ARTICLE 10 - JOB CLASSIFICATIONS AND RATES OF PAY ...........................................................     32
Section 1   Rates of Pay ....................................................................................     32
Section 2   Changes in Job Classifications, Descriptions, or lines of progression ...........................     32
Section 3   Employee's Average Wage .........................................................................     32
Section 4   Mill Mechanical and Electrical Technician - Standard Rates of Pay ...............................     33
Section 5   Leadman Compensation ............................................................................     33
Section 6   Break-in Compensation ...........................................................................     33
Section 7   Temporary Promotion .............................................................................

ARTICLE 11 - HOURS OF WORK AND OVERTIME .....................................................................     34
Section 1   Normal Hours of Work ............................................................................     34
Section 2   Starting Time ...................................................................................     35
Section 3   Conditions Under Which Overtime Rates Shall Apply ...............................................     35
Section 4   Reporting Pay ...................................................................................     35
Section 5   Union-Related Activity ..........................................................................     35
Section 6   Notice for Scheduled Ten (10) Hour Shifts and Twelve (12) Hour Shifts ...........................     36
Section 7   Overtime Pay Clarification ......................................................................     36
Section 8   Continuous Presence on the Job for Water Department Employees....................................     36

ARTICLE 12 - SHIFT, SUNDAY AND SEVENTH DAY PREMIUM ..........................................................     38
Section 1   Shift Definitions ...............................................................................     38
Section 2   Amount of Hourly Premiums .......................................................................     38
Section 3   Sunday Premium ..................................................................................     38
Section 4   Seventh Day Premium .............................................................................     38

ARTICLE 13 - SHORT WEEK BENEFITS ............................................................................     39
Section 1   Eligibility .....................................................................................     39
Section 2   Days Deemed Hours Worked ........................................................................     39
Section 3   Payroll Week ....................................................................................     39
Section 4   Benefit Amount ..................................................................................     39

ARTICLE 14 - PRIOR CF&I SERVICE .............................................................................     40

ARTICLE 15 - HOLIDAYS .......................................................................................     41
Section 1   Days ............................................................................................     41
Section 2   Holiday Pay .....................................................................................     41
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Section 3   Vacation and Holiday Pay ........................................................................     42

ARTICLE 16 - VACATIONS ......................................................................................     43
Section 1   Vacation Eligibility and Benefit ................................................................     43
Section 2   Scheduling of Vacations .........................................................................     43
Section 3   Vacation Pay Computation ........................................................................     44

ARTICLE 17 - JURY AND WITNESS SERVICE .......................................................................     45

ARTICLE 18 - BEREAVEMENT PAY ................................................................................     46

ARTICLE 19 - MILITARY SERVICE ...............................................................................     47

ARTICLE 20 - ALCOHOL AND DRUG POLICY ........................................................................     48
Section 1   Introduction ....................................................................................     48
Section 2   Alcohol and Drug Policies and Procedures ........................................................     49

ARTICLE 21 - WELFARE BENEFITS INSURANCE .....................................................................     54

ARTICLE 22 - SICKNESS AND ACCIDENT LEAVE ....................................................................     59

ARTICLE 23 - PENSIONS .......................................................................................     62

ARTICLE 24 - CONTRACTING OUT ................................................................................     64
Section 1   General Production & Services ...................................................................     64
Section 2   New Construction/Major Reconstruction ...........................................................     64
Section 3   Warranty and/or Manufacturer's Guarantee ........................................................     64
Section 4   Emergency Situation .............................................................................     64
Section 5   Contracting-Out Committee .......................................................................     64
Section 6   District Director/Company Union Relations Representative ........................................     64
Section 7   Notification for Contracting Out ................................................................     64

ARTICLE 25 - PROHIBITION OF STRIKES AND LOCKOUTS ............................................................     65

ARTICLE 26 - SAVINGS CLAUSE .................................................................................     66
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ARTICLE 27 - PAST LOCAL WORKING CONDITIONS, PRACTICES, WORK RULES AND PRIOR AGREEMENTS ......................     67
Section 1   Past Local Working Conditions, Practices and Work Rules .........................................     67
Section 2   Prior Agreements ................................................................................     67
Section 3   Disciplinary Records ............................................................................     67
Section 4   Local Working Conditions ........................................................................     67
Section 5   Attendance Policy ...............................................................................     67
Section 6   Employee Records ................................................................................     68

ARTICLE 28 - INTRAPLANT COMBINATIONS OR TRANSFERS ...........................................................     69
Section 1   Seniority Claims ................................................................................     69
Section 2   Seniority Claims Resolution .....................................................................     69

ARTICLE 29 - NEW FACILITIES .................................................................................     70
Section 1   Manning Procedure ...............................................................................     70
Section 2   New Facility Training ...........................................................................     70

ARTICLE 30 - AUTOMATION AND TECHNOLOGICAL CHANGE ............................................................     71

ARTICLE 31 - BULLETIN BOARDS ................................................................................     72

ARTICLE 32 - SUCCESSORSHIP ..................................................................................     73

ARTICLE 33 - SHUT DOWN ALLOWANCE ............................................................................     74

ARTICLE 34 - PROFIT PARTICIPATION ...........................................................................     76

ARTICLE 35 - 401(k) SAVINGS PLAN ............................................................................     79

ARTICLE 36 - NEUTRALITY .....................................................................................     80

ARTICLE 37 - INVESTMENT COMMITMENT ..........................................................................     84

ARTICLE 38 - JOINT EFFORTS ..................................................................................     85

ARTICLE 39 - BOARD OF DIRECTORS .............................................................................     86

ARTICLE 40 - MISCELLANEOUS ..................................................................................     87
Section 1   Termination .....................................................................................     87
Section 2   Mailing of Notices ..............................................................................     87
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APPENDIX A  Summary of Active Health Care Benefits

APPENDIX B  Lines of Progression

APPENDIX C  Educational Assistance

                                        v
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APPENDIX D New Employee Orientation

APPENDIX E Apprenticeship

APPENDIX F  Qualifications

                                    AGREEMENT

      AGREEMENT dated September 10, 2005, between Rocky Mountain Steel Mills, hereinafter referred to as the "Company," and UNITED STEELWORKERS OF AMERICA, on behalf of Local Union 2102, hereinafter referred to as the "Union," providing for cooperative human relations at the Company's Pueblo, Colorado Operations.

ARTICLE 1 - APPLICATION OF AGREEMENT

Section 1. Purpose and Intent. It is the intent and purpose of the parties hereto to set forth herein the basic agreement between them in respect to rates of pay, hours of work, conditions of employment, and the method of adjusting alleged grievances to be observed between the parties hereto.

Section 2. Administration. The representatives of the Company and the Union shall continue to provide each other with such advance notice as is reasonable under the circumstances on all matters of importance in the administration of the terms of the Agreement. The Company will supply on a monthly basis notice to the Union of all intraplant transfers, new hires, layoffs, discharges, terminations, resignations, leaves of absence, sick leave, retirements or deaths.

Section 3. Nondiscrimination. It is the continuing policy of the Company and the Union that the provisions of this Agreement shall be applied to all Employees without regard to race, color, religious creed, national origin, sex, age, disability, handicap, or status as Vietnam Era and Disabled Veterans or any other legally protected status.

The Company shall take necessary steps to provide reasonable accommodation for workers with disabilities as required by the Americans with Disabilities Act. Should such accommodation have an effect on other bargaining unit members, the Company shall immediately bring the matter to the attention of the Union. The Company, Union and the Employee requiring accommodation will then take up the issue with the objective being a satisfactory resolution for all parties involved subject to Article 8 Grievance Procedure. The Company and the Union both recognize the legal obligation placed upon the Company by the Americans with Disabilities Act.

Section 4. Reference to Gender. Throughout this Agreement, in referring to Employees, the masculine gender is used for convenience only and shall refer both to males and females.

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ARTICLE 2 - RECOGNITION

Section 1. Exclusive Bargaining Agent. In accordance with and subject to the provisions of the National Labor Relations Act, the Company recognizes the Union as the exclusive bargaining agency of the production and maintenance Employees and the Water Department Employees (with the exceptions hereinafter specified in this Article) of the Company in the Pueblo, Colorado, plant for the purpose of collective bargaining in respect to rates of pay, hours of work and conditions of employment.

Section 2. Employees Covered. The term, "Employees," as used in this Agreement shall not include: executives, supervisors, technical, office and clerical Employees, plant protection, first aid providers and nurses, mill office clerks, professional Employees, drafters, chemists, quality assurance and metallurgical department Employees, C & W Railway and Plant transportation facility Employees at Pueblo, Colorado.

Section 3. Dispute of Coverage. Any differences which shall arise between the Company and the Union, as to whether or not any individual Employee is or is not included within the term Employee as hereinabove defined, shall be handled as a grievance in accordance with the procedures set forth in Article 8 of this Agreement.

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ARTICLE 3 - MANAGEMENT RIGHTS

Except as specifically provided for in this Agreement, the Employer retains all rights and functions vested in it as owner and operator of its properties and business including, but not limited to, the Management of the Plant, the determination of the size of the work force, the right to establish reasonable and job-related qualifications and to determine whether Employees are qualified, the direction of the work force, the right to hire, suspend or discharge for just cause, the maintenance of discipline and the assignment of Employees to jobs, and the performance of all other functions inherent in the administration, management, control and/or direction of the business.

Management shall not discriminate against any Employee or applicant for employment because of his membership in, or lack of membership in the Union or lawful activity on behalf of the Union.

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ARTICLE 4 - UNION MEMBERSHIP

Section 1. Membership.

A. Condition of Employment. Each Employee who on the date of this Agreement is a member of Local Union 2102 in good standing, and each Employee who becomes a member after that date shall, as a condition of employment, maintain his membership in the Union. Each Employee hired to perform bargaining unit work on or after the date of this Agreement shall, as a condition of employment, commencing on the 30th day following the beginning of such employment or the date of this Agreement, whichever is later, acquire and maintain membership in the Union. The foregoing provisions shall be effective in accordance with, and consistent with the application of, provisions of federal and state law.

B. Loss of Membership. For the purposes of this Section, an Employee shall not be deemed to have lost his membership in the Union in good standing until the International Secretary Treasurer of the Union shall have determined that the membership of such Employee in the Union is not in good standing and shall have given the Company a notice in writing.

C. Checkoff. Every pay period, the Company will deduct from the pay of each Employee who so authorizes in writing an amount equal to 1.3% of said member's total earnings during the month provided that monthly dues shall not be less than $ 5.00 and provided further that monthly dues shall not be more than 2.5 times the member's average hourly earnings. Such average earnings shall be defined and calculated by the definition and instructions as established by the International Union.

In cases of earnings insufficient in any such calculation pay period to cover deduction of dues, the dues shall be calculated on the basis of and deducted from earnings in the next pay period in which there are sufficient earnings, subject to present provisions and practices as to accumulation of dues. The Company will deduct initiation fees and assessments as designated by the International Secretary-Treasurer. No deduction shall be made if the Company has not been furnished an authorization for such deduction by the individual Employee. After deductions from each individual Employee's paycheck, a total amount of the deductions shall be remitted to the Union.

Section 2. Indemnity Clause. The Union shall indemnify the Company and hold it harmless against any and all suits, claims, demands and liabilities that shall arise out of or by reason of any action that shall be taken by the Company for the purpose of complying with the foregoing provisions of this Article, or in reliance on any list, notice or assignment which shall have been furnished to the Company under any of such provisions.

Section 3.  SOAR & PAC Check-Off.

A. The Company will implement a dues and PAC deduction program for retirees who are members of the Steelworkers Organization of Active Retirees (SOAR) who have submitted authorization for such deductions from their pension on a form acceptable to the Company.

B. The Company will implement a PAC deduction program for active employees who have submitted authorization for such deductions from their wages on a form acceptable to the

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Company, and shall allow authorized Union officials to so solicit within the
Plant for such contributions and/or authorizations.

C. The Union shall indemnify and save the Company harmless against any and all claims, demands, suits, or other forms of liability that shall arise out of or by reason of action taken or not taken by the Company for the Purpose of complying with any of the provisions of these understandings, or in reliance on any list, notice or assignment furnished under any of such provisions.

Section 4. Rights of All Employees.

The purpose of the Company and the Union in entering into this labor contract is to set forth their agreement so as to promote orderly and peaceful relations with the employees, to achieve uninterrupted operations and to achieve the highest level of employee performance consistent with safety, good health and sustained effort. The Company and the Union encourage the highest possible degree of friendly, cooperative relationships at all levels and with and between all employees. The officers of the Company and the Union realize that this goal depends on more than words in a labor agreement, that it depends primarily on attitudes between people in their respective organizations and at all levels of responsibility. They believe that proper attitudes must be based on full understanding of and regard for the respective rights and responsibilities of both the Company and the Union. They believe also that proper attitudes are of major importance where day-to-day operations and administration of the labor agreement demand fairness and understanding.

They believe these attitudes can be encouraged best when it is made clear that Company and Union officials, whose duties involved negotiation of this labor agreement, are not anti-union or anti-company, but are sincerely concerned with the best interests and well-being of the business and all employees.

These principles shall best be displayed by guaranteeing that each Employee shall be granted the following rights:

      A.    Each Employee shall be treated with dignity and respect.

      B.    Each Employee shall be granted the rights provided by law.

      C. Each Employee will be encouraged to have input into improving processes or methods.

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ARTICLE 5 - PLANT-WIDE CIVIL RIGHTS COMMITTEE

Section 1. Committee Members. One joint Plant-wide Civil Rights Committee shall be established at the Pueblo Plant. The joint Committee shall consist of three
(3) members designated by Local Union 2102, two (2) members designated by Local Union 3267 and five (5) members designated by the Company. The Company and Union representatives will meet at mutually agreeable times, but not less than once every three months. The Committee members will establish the rules and procedures under which it shall operate by mutual agreement.

Section 2. Jurisdiction. The Committee will not have jurisdiction over grievances or process grievances, but may refer unresolved problems to the grievance procedure.

Section 3. Company Paid Meetings. When the Company schedules a meeting or requests the Committee members to perform other duties at times when the members may be scheduled at their normal job, the Committee Members shall be paid by the Company at the Employee's regular rate. Scheduled hours paid under this Article shall be counted for the purpose of computing weekly overtime, but shall not exceed eight (8) hours.

ARTICLE 6 - SAFETY AND HEALTH

Section 1. Objectives and Obligations of the Parties.

A. The Company and the Union will cooperate in the objectives of maintaining a safe and healthful workplace for all Employees and of eliminating accidents and health hazards. The Company operates with the assumption that all injuries are avoidable, and that working safely is the personal responsibility of each Employee, the Union and the Company. The Company shall make reasonable provisions for the safety, training and health of its Employees at the plant during the hours of their employment. The Company, the Union and the Employees recognize their obligations and/or rights under existing federal and state laws with respect to safety and health matters.

B. The Company is required by law to maintain Material Safety Data Sheets (MSDS) on all potentially hazardous materials used in the plant and make this information reasonably available to its Employees; label pipes, containers or hazardous materials; and train Employees in the safe use of these materials.

C. The Company will maintain a program of periodic in-plant air sampling and noise testing under the direction of qualified personnel. Where the Union Co-Chairman of the Joint Safety and Health Committee (referred to hereinafter as the "JSHC") alleges a significant on the job health hazard due to in-plant air pollution, noise or potential ionizing radiation, the Company will make such tests and investigations as may be appropriate and shall notify the Union Co-Chairman of the JSHC when such a test is to take place. A report based on such additional tests and investigations shall be provided to, reviewed and discussed with the JSHC. For such surveys conducted at the request of the Union Co-Chairman of the JSHC, or by an Employee, a written summary and analysis of the sampling and testing results and the conclusions of the investigation shall be provided to the JSHC.

D. An Employee shall suffer no loss of pay the day on which he receives an injury on the job provided he visits a doctor designated by the Employer on that day and provided further he follows the doctor's instructions as to whether to return or not return to work on that day. The Company shall comply with the written orders of the Doctor regarding an Employee's return to work. If the Company does not, the Employee can follow the written orders without reprisal in any form. Hours not worked, but paid for, on the day of the injury shall be counted for the purpose of computing weekly overtime but shall not exceed eight
(8) hours. An Employee who is injured on the job must report the injury to his supervisor immediately and assist in filling out an accident report form as requested by supervision. In the case where an Employee is in need of medical attention after hours from a work-related accident, then the Employee must attempt to contact a member of Plant Protection to arrange for such medical attention. Plant Protection will then notify the appropriate members of management. If an Employee is required by the doctor to obtain additional medical attention on subsequent days and such attention cannot be scheduled outside working hours, such necessary time away from work shall not be counted against the Employee's attendance record. If the follow-up care is scheduled directly by the Company's medical department and cannot be scheduled outside working hours, hours away from work shall also be paid as outlined in the above paragraph, as long as the Employee actually works the day the follow-up treatment is received.

Section 2. Protective Devices, Wearing Apparel and Equipment. Protective devices, wearing apparel and other equipment necessary to properly protect Employees from injury shall be provided and maintained by the Company. Goggles, gas masks, face shields, respirators, special purpose gloves, fireproof, waterproof or acid proof protective clothing when necessary and required by OSHA shall be provided and maintained by the Company without cost, except that the Company may assess a fair charge to cover loss or willful destruction thereof by the Employee. During the term of the Contract, the Company shall reimburse each Employee up to $250 for the purchase of safety shoes. After the purchase of the first pair, the Employee shall obtain authorization from the General Foreman or his designee, for the purchase of the next pair. In addition, the Company agrees that except for shoes lost, stolen or damaged through negligence or willful destruction, if an Employee's safety shoes are damaged due to abnormal circumstances, the Company will reimburse the Employee for the fair value of the shoes. Probationary Employees will be reimbursed after the probationary period and will fall under contractual maximums.

During the term of the Contract, the Company shall reimburse each Employee for one (1) pair of prescription safety glasses. However, if an Employee's prescription changes or the prescription safety glasses are damaged due to the working environment after the purchase of the first pair, the Company will reimburse the Employee for additional glasses.

The Company will provide fresh bottled water where necessary and approved by the Company.

Proper heating and ventilating systems shall be installed where needed and maintained in good working condition.

Section 3. Disputes.

A. An Employee, or group of Employees, who believe that they are being required to work under conditions which are unsafe or unhealthy beyond the normal hazard inherent in the operation in question, shall have the right to:

      1. File a grievance in the third step of the grievance procedure for preferred handling in such procedure and arbitration; and/or

      2. Relief from the job or jobs, without loss of their right to return to such job or jobs, and, at Management's discretion, assignment to such other employment as may be available in the plant; provided, however, that no Employee, other than communicating the facts relating to the safety of the job, shall take any steps to prevent another Employee from working on the job.

Management will, as soon as possible, "rope off," "mark off," or otherwise indicate any potential hazard or danger which is beyond the normal hazards or dangers inherent in the operations. A joint investigation will then be held involving Management, the Union-designated Department Safety Representative and the appropriate Local Union President or his designee.

B. When an Employee does have a right to relief from the job under this Article 6, such Employee will be able to exercise this right without threat of discharge.

Section 4. Joint Safety and Health Committee.

A. A Joint Safety and Health Committee consisting of at least four (4) Employees from Local 2102 and three (3) Employees from Local 3267, two (2) from clerical and technical and one (1) from plant protection, designated by the Union (the Union Co-Chair shall rotate between Local Union 2102 and 3267 every six (6) months) and an equal number of Management members, if Management so desires, shall be established in the plant. By mutual agreement the Committee may be increased. The Union and the Company shall designate their respective Co-Chairman and shall certify to each other in writing such Co-Chairman and Committee members. The Committee shall hold monthly meetings at times determined by the Co-Chairmen who may also agree to hold special meetings. Each Co-Chairman shall submit a proposed agenda to the other Co-Chairman at least five (5) days prior to the monthly meeting. The Company Co-Chairman shall provide the Union Co-Chairman with minutes of the monthly meeting. Prior to such monthly meetings, the Co-Chairmen or their designees shall engage in an inspection of mutually selected areas of the plant. At the conclusion of the inspection, a written report shall be prepared by the Company setting forth their findings. One copy of the report shall be furnished to the Union Co-Chairman. Copies of safety reports (accident investigations) will be given to the Union Co-Chair. The function of the Committee shall be to advise with Plant Management concerning safety and health and to discuss legitimate safety and health matters but not to handle grievances. In the discharge of its function, the Committee shall consider existing practices and rules relating to safety and health, formulate suggested changes in existing practices and rules, recommend adoption of new practices and rules, and review accident statistics including OSHA Form 200 and trends and disabling injuries which have occurred in the Plant and make appropriate recommendations. When the Company schedules a meeting or requests the Committee members to perform other duties, the Employees shall be paid by the Company at the Committee Member's regular rate. Scheduled hours paid under this Section shall be counted for the purpose of computing weekly overtime, but shall not exceed eight (8) hours.

B. The Union Co-Chairman or his designee will be afforded time off when working conditions so allow to visit departments at all reasonable times for the purpose of transacting the legitimate business of the Committee, after notice to the head of the department to be visited or his designated representative and if the Committee member is then at work, permission (which shall not be unreasonably withheld) from his own department head or his designated representative. If the Union Co-Chairman or his designee is not at work, he shall be granted access to the Plant at all reasonable times for the purpose of conducting the legitimate business of the Committee after approval by the head of the department to be visited or his designated representative (which shall not be unreasonably denied). If approval is denied, the Employee Resources Department will be contacted to resolve the issue.

C. Each department manager shall ensure that a formal safety inspection is conducted in his area on a monthly basis. This inspection shall be conducted by the union designated department safety representative(s) and the department manager (or by their designees). It shall be the responsibility of the Manager of Safety or his designee to notify the President of each Local when the inspection is rescheduled. A copy of their findings shall be posted in the department. These inspections are not meant to be a substitute for each Employee's daily attention to safety matters, but rather to serve as protection against overlooking the familiar.

D. In the event the Company requires an Employee to testify at a formal investigation into the causes of a disabling injury, the Company shall arrange to have the Union Co-Chairman of the JSHC or his designee to be present as a representative at the proceedings for the period of time required to take the Employee's testimony. The Union Co-Chairman will be furnished with a copy of such record as is made of the Employee's testimony and a copy of the Injury, Accident, Near-Miss Investigation Report. In addition, in the case of accidents which resulted in disabling injury or death or accidents which could have resulted in disabling injury or death and require a fact-finding investigation, the Company will, as soon as is possible after such accident, notify the Union Co-Chairman of the Committee, or his designee, who shall have the right to visit the scene of the accident promptly upon such notification, if he so desires, accompanied by the Company Co-Chairman or his designee, and the Company will add the Union Co-Chairman of the JSHC, or his designee, to the notification list for such accidents. The Company shall notify the Local Union Presidents whenever an injury occurs, no later than the following workday. The Local Union Presidents shall notify the Company of their designees. After making its investigation, the Company will supply to the Union Co-Chairman of the JSHC a statement of the nature of the injury, the circumstances of the accident, and any recommendations available at that time. In such cases, when requested by the Union Co-Chairman, the Company Co-Chairman of the JSHC, or his designee, will review the statement with the Union Co-Chairman. Also, in such cases, the Company Co-Chairman of the JSHC, or his designee, when requested by the Union Co-Chairman, will visit the scene of the accident with the Union Co-Chairman or in his absence, his designee. All injuries will have a joint fact finding investigation which would include the Union designated departmental safety representative, and the appropriate Local Union President involved if he so desires.

E. Once each year the Company will provide to the Union the OSHA Form 200, Summary of Occupational Injuries and Illnesses. When requested, the Company will also provide a copy of the OSHA Form 200 Log or Occupational Injuries and Illnesses or its equivalent.

F. It will be consistent with the foregoing functions of the JSHC, the International Union, Local Unions, Union Safety Committees and its officers, Employees and representatives shall not be liable for any work-connected injuries, disabilities or diseases which may be incurred by Employees.

G. If in the event of special circumstances, the Director of the International Union Safety and Health Department or a member of his staff desires access to the plant, such access shall be approved on a case-by-case basis by the Company. The Company may accompany the Union Representative.

Section 5. Medical Records.

      The Company shall maintain the confidentiality of reports of medical examinations of its employees and shall only furnish such reports to a physician designated by the employee upon written authorization of the employee; provided that the Company may use or supply medical examination reports of its employees in response to subpoenas, requests to the Company by any governmental agency authorized by law to obtain such reports, and in arbitration or litigation of any claim or action involving the Company.

Section 6.

      In cases where an Employee is released for work by his personal physician and through no fault of his own, he is unable to see the Company's medical doctor to be released during normal business hours, and as a result misses scheduled work, the Company will reimburse such Employee for all lost time.

ARTICLE 7 - SENIORITY

Section 1. Departments

A. Departments. Seniority shall be applied in the following departments:

    A.    Steelmaking             D.    Seamless Mill           G.  Water
    B.    Rod/Bar Mill            E.    Maintenance
    C.    Rail Mill               F.    Environmental

Each department shall have its own seniority listing. Lines of progression including identification of entry-level positions will be established in each department to promote maximum effectiveness within and between departments. Current lines of progression are contained in Appendix B.

For the purposes of this Article 7, Employees assigned to a department identified in the above section will not be restricted from performing any jobs within that department in order to maximize operating efficiency or provide the Employee the opportunity to work 32 hours or more.

B. Seniority & Preference

      1. The parties agree that some flexibility or reassignments may, at times, be necessary to achieve the operating goals of the Company, and the Company reserves the right to make such necessary reassignments.

      2. All things being relatively equal, whenever an opening occurs, Employees, if qualified, shall be allowed to utilize their seniority to choose the job assignment within their respective boxed classifications and for purposes of shift preference and preferred days off. Any such reassignment shall be limited to no more than three (3) moves per temporary vacancy. Such preference does not extend to preference regarding the selection of crews on rotating shifts or temporary vacancies of three (3) weeks or less. The right to assign employees to fill vacancies of three weeks or less shall not be exercised in an arbitrary, bad faith or discriminatory fashion.

      3. During periods of downtime, such as scheduled maintenance, inventory or an unexpected equipment breakdown, that time may be utilized to train and educate the Employees on their jobs or other jobs, and in matters of safety and safe operating procedures as applicable unless such downtime becomes excessive and/or sufficient training is unavailable or unnecessary.

      4. When a question arises concerning any work assignment, an Employee may protest the assignment through the grievance and arbitration procedure, but shall not refuse to do the work, pending final settlement of the dispute. However, the parties agree to apply the rule of reason to any such dispute as may arise under the provisions of this agreement.

      5. It is furthermore agreed that in the event of a permanent vacancy created by an Employee retiring, dying, or promotion, or increases or decreases in operating levels, any such

Employee desiring reassignment shall notify supervision in writing of their desire within five (5) calendar days after the schedule has been posted of his preference for such reassignment as listed in paragraph 2 above. Any such reassignment shall be limited to no more than six (6) moves per instance. Management reserves the right to delay allowing such preferences up to 60 days to provide necessary training.

      6. Regarding the positions of MMT & MET:

            a. The Company will establish a preference list in the Employee Resources Department that such Employees may sign indicating their wish to be considered for permanent vacancies (MMT/MET) in other areas of the Plant.

            b. Employees may have their name on only two lists at any given time, and if such Employee is reassigned to his area of choice, they may not again request consideration for a period of 12 months.

            c. It is understood that Management reserves the right to deny or delay making reassignments, if such reassignment could have a negative impact on the orderliness or efficiency of the operations, including depleting an area of a necessary balance of skills in any particular department; however, no request will be unreasonably denied.

            d. It is agreed that there will be no more than three moves from a single vacancy.

      7. In addition, two Employees scheduled on the same assignment may request of their General Foreman or designee to temporarily trade shifts as long as this does not impose any additional financial liability on the Company, nor can it effect the efficiency or orderliness of the operation.

Section 2. Seniority Computation.

A. For the purposes of this Article 7, seniority shall be based upon Plant continuous service, which shall mean continuous service within the Production and Maintenance Unit with CF&I Steel and Rocky Mountain Steel Mills at the Pueblo Plant. In the event of a tie, the tie shall be broken by who established job rights in the department first, then by lottery. It is understood and agreed that an Employee who transfers under Section 7 of this Article 7 will establish seniority ahead of any new hires for the vacancy the Employee is transferring to. If more than one Employee transfers for the same vacancy, the Employee(s) will be ranked for seniority purposes by their plant continuous service date in the other local bargaining unit.

B. A new Employee and one who is reemployed after a break in his continuous service, shall not acquire seniority until the expiration of Seven Hundred and Twenty (720) hours of actual work following his employment, at which time he shall receive credit for continuous service during such period. If said Employee is terminated at will at the sole discretion of the Company during the first Seven Hundred and Twenty (720) hours of actual work, said termination shall not be the subject of any grievance or arbitration against the Company.

In the event a probationary Employee is laid off and later recalled within twelve (12) months from the date of first employment and later completes the Seven Hundred and Twenty (720) hours of probation, that Employee will acquire seniority based on his original date of hire.

If an Employee is recalled or rehired within twelve (12) months from the date of first employment, any prior hours worked shall count toward the Seven Hundred and Twenty (720) hours of probation.

C. The Company will maintain an up-to-date seniority list, and this list shall be made available to representatives of the Union or individual Employees at all reasonable times. A plant wide list will be provided to the Local Union and International representatives of the Union, and it shall include the Employee's name, continuous service date, address, social security and payroll numbers, birth date and phone number. The Company and the Union will agree upon a master departmental seniority list, pursuant to the provisions of and for use in connection with, Article 7 hereof. The Company and the Union mutually agree to reach similar agreement semi-annually thereafter for the purpose of maintaining an up-to-date master seniority list for each department posted on appropriate departmental bulletin boards and at Payroll.

The position on the seniority list for Employees hired on or after the effective date of this contract and starting work on the same date and in the same department, will be resolved by lottery. The results will be permanent and shall be applied for all contractual seniority provisions.

Section 3. Promotions, Layoffs and Recalls.

A. In all cases of promotion, decrease in forces, or recall after layoffs (except to or from positions excluded under the definition of "Employees" in Article 2 - Recognition or except as expressly provided in Section 5 below) decisions shall be based first upon qualifications and then upon length of continuous service. Qualifications shall be based first upon the employee's ability to perform the work, or if no employee is able to perform the work, then upon the employee's capability of performing the work within a reasonable period of time with reasonable training. In the event two or more employees are qualified, the job shall be awarded to the senior employee. The Company shall provide, upon request by the Union, a list of the qualifications utilized for a particular job awarded. In the event an Employee is determined by the Company not to be qualified for a particular job, that decision shall be subject to the grievance and arbitration procedure.

B. When a permanent decrease in force takes place, Employees will be allowed to exercise their seniority in the line of progression or in the department whichever is appropriate, taking into account the previous jobs they have held within the department. If an Employee has been disqualified on a lower job he will not be allowed to displace an employee with less seniority on that job.

C. Employees will be notified of recall by Certified Letter, return receipt requested, mailed to the last known address of the Employee. The Employee must report for work within five (5) calendar days from the date the letter was received or within seven (7) calendar days of mailing. A copy of the letter will be mailed, faxed or delivered to the Financial Secretary of the Local Union. The Company will consider requests for extension of the time period, provided the request is made by the Employee within the five (5) calendar day period from the date of receipt. If the notice is undeliverable at the last known address, the Company will be considered to have complied with the notice requirement and the Employee will break continuous service for all purposes. Failure to accept recall to a temporary vacancy shall not be cause for a break in continuous service, unless the Company has an insufficient number of qualified Employees, in which case they can require the junior qualified Employee(s) to return to work.

In order to expedite the recall, the Company may attempt to contact the Employees with recall rights by telephone or in person. Where the Company is successful in making such contact, the Employee must report to work within five
(5) calendar days from the contact unless the Company granted an extension of the time period.

D. Voluntary Layoff

      1. In certain cases Employees may elect to go on layoff on a voluntary basis. Any such voluntary layoffs will be deemed temporary and the return rights of any such Employees to their regular job shall not be affected due to their election to take voluntary layoff. Employees will be allowed to indicate whether to accept or remain on a job in the department or go on voluntary layoff status. Employees electing voluntary layoff must make their election by Tuesday of the week preceding the week their layoff would be effective, unless otherwise approved by Management.

      2. It is understood that such Employees electing layoff will be covered under the medical, dental and life insurance programs until the end of the month following the month they last worked as provided by the insurance agreements.

      3. Due to the possible effect on the efficiency of the operations, Management reserves the right to determine if and when any Employee who has chosen voluntary layoff will be allowed to go to layoff status.

      4. Employees on voluntary layoff status will be job attached for the maximum period allowable by law from the date of original layoff.

      5. Nothing in this Section will in any way affect any Employee's rights or obligations with respect to their retirement benefits as defined in the appropriate pension plans or any other article of the Basic Agreement, except as specified in Paragraph 8 below.

      6. If an Employee who has elected to go on voluntary layoff status later decides he would prefer to return to active employment, he must give the department seven (7) calendar days written notice prior to the posting of the weekly work schedule. It is understood the Employee would be returned to the position he would have held as though he had elected to not take voluntary layoff. If a senior Employee, who would not normally be affected, elects to take voluntary lay off, his absence will be treated as a temporary vacancy.

      7. Any Employee who accepts these provisions will be required to read, sign and date an appropriate form indicating their full and complete acknowledgment to go on voluntary layoff status. Such acknowledgment shall be approved by the department manager and main grievance man.

      8. Local Unions #2102 and #3267 agree that no grievances will be filed as a result of this understanding and both parties agree that if there is a dispute regarding this Section, they will both try diligently to resolve such complaint.

F. Voluntary Demotion

      In cases where an Employee wishes to be demoted to a lower job, and Management agrees to such request, the Employee will be placed on the next lowest job in the departmental line of progression on which he is qualified. In such cases the Employee will relinquish his immediate job rights on the higher position. This Employee may reestablish rights to that job by accepting and filling a temporary vacancy of a week or more. In the event of a demotion, the Employee, department manager and main grievance man must agree in writing.

Section 4. Definition of Permanent & Temporary Vacancy.

All vacancies resulting from increases or decreases in operating levels for a period of more than thirty (30) calendar days ninety (90) calendar days in the case of unusual circumstances, or created by an Employee promotion, death, discharge, voluntary termination, retirement or transfer out of the department, shall be treated as permanent. All other vacancies shall be deemed temporary and not permanent for the purposes of this Article.

Section 5. Permanent Vacancies & Transfer Rights. When a permanent vacancy exists, the following procedures shall apply:

      Step 1. Permanent vacancies within a line of progression shall be filled from within the first step of competition in the line of progression below or above the job being filled. Each succeeding vacancy in the line of progression shall be filled in the same manner. Any Employee who transfers under this step shall have the right to return to the job from which he transferred within five
(5) working days or less or the Company may return him to his former job because he cannot meet the requirements of the new job after a minimum of five (5) working days, but before 30 calendar days from the date of transfer. An Employee may only exercise his 5-day return rights twice within an eighteen (18) month period commencing with the date he first exercised such rights.

      a) Permanent vacancies will be posted in the department for five (5) working days. Qualified Employees established in the box above and below the box where the vacancies exists will be allowed to exercise their seniority before those who have not qualified for the opening. If there are no qualified Employees in either box or none desire it, the vacancy will be awarded to the senior Employee who desires it. Resultant vacancies will be filled in the same manner.

       b) If no Employee in the box above or below the box where the vacancy exists desires to fill the vacancy, previous qualified Employees in the box in the same branch of the line of progression where the vacancy exists will be allowed to exercise their seniority before others. If there are no previously qualified Employees in the box or none desire it, the vacancy will be awarded to the senior Employee in that box who desires it. This procedure will be followed for the remaining boxes in the branch of the line of progression.

      c) If no Employee in the branch of the line of progression desires to fill the vacancy, previously qualified Employees in the rest of the department who are permanently established above the horizontal line (if one exists) in the line of progression will be allowed to exercise their seniority before others. If there are no previously qualified Employees or none desire it in the department, the vacancy will be awarded to the senior Employee in the department permanently established above the horizontal line in the line of progression who desires it.

      d) If no Employee established permanently established above the horizontal line in the line of progression desires to fill the vacancy, previously qualified Employees in the box below the horizontal line in the line of progression will be allowed to exercise their seniority. If there are no previously qualified Employees or no one desires the vacancy, it will be awarded to the senior Employee in the box who desires it. This procedure will be followed for the remaining boxes below the horizontal line in the line of progression.

      e) Any resultant vacancy will be filled by recalling the senior previously qualified Employee who is laid off from the department. If there is no previously qualified Employee laid off from the department, the vacancy will be filled by recalling the senior laid off Employee from the department.

Step 2. The resulting entry-level vacancies shall be filled on a plant-wide basis in the following sequence, with the seniority factor being plant continuous service.

i). Those Employees including laid off Employees, other than probationary Employees, in the Production and Maintenance bargaining unit who bid on a vacancy which has been posted at the plant. The locations of such postings within all departments at the Plant shall be designated by the Company after consultation with the Union and the bids shall be posted for five (5) calendar days. Employees desiring to bid must do so in writing and submit their bid to the Employee Resources Office by the first mail of the sixth calendar day. An Employee who transfers under this paragraph may be returned by the Company to his former department because he cannot meet the requirements of the job, after a minimum of five (5) working days, but before 30 calendar days from the date of transfer.

ii). Those Employees identified in Section 7 of this Article.

iii). Management may consider requests of probationary Employees wishing to bid or transfer at Management's sole discretion.

iv). Newly hired Employees. Probationary Employees will not receive a seniority date in the department until such time as they complete their probationary period.

      The Company will prepare an up-to-date recording of current job postings which will be available to the Employees 24-hours a day. Any Employee off sick or on vacation shall submit his intent to bid on any such openings to the Employee Resources Department within the 5-day posting period.

      The provisions of Steps 1 & 2 above to the contrary notwithstanding, vacancies in trade and craft and apprentices shall continue to be filled in accordance with existing understandings.

Section 6. Temporary Vacancies. Scheduled temporary vacancies expected to last more than three (3) weeks shall be filled by the Employee in the department by applying lines of progression, qualifications and plant continuous service in that order. All other temporary vacancies shall be filled in the same manner with the Employee on turn. It is understood that qualified Employees may move up in the line of progression to fill temporary vacancies.

      a) It is understood that in filling all temporary vacancies, qualified Employees established in the box immediately below the box where the vacancy exists will first be offered the vacancy based on plant continuous service. If there are no qualified Employees in the next lowest box, the qualified Employees established on the second lowest box will be offered the vacancy, and so on.

      b) It is understood that in the case of a temporary vacancy of more than three (3) weeks where seniority has been exercised, any other Employee cannot contest the seniority of the Employee placed on the temporary vacancy. The above provisions shall not apply in cases where a senior Employee was absent from their permanent job at the time the vacancy occurred due to their accepting another temporary vacancy in the same box or a higher box than the junior Employee, and, therefore, did not have the opportunity to be considered for the promotion. In addition the Employee moving up to the vacancy must fill it for the duration of the vacancy unless there is another temporary vacancy or permanent vacancy on a higher job.

      c) It is agreed that when there is a temporary vacancy which is known will exist for six months or more, Management will post such vacancy in the department and fill it as though it were a permanent vacancy. If the individual who was absent returns to his former position, the Employee who was promoted shall be treated as though it were a reduction in force. If the individual who was absent does not return to work, the Employee promoted shall be considered established on the position and no other Employee may contest his standing.

      d) It is further understood that in the event of a permanent decrease in force, permanently established Employees in a job box will be retained in preference to Employees filling temporary vacancies, notwithstanding the relative seniority of the Employees involved. In other words the Employee(s) filling a temporary vacancy will be displaced from a box before a permanently established Employee, regardless of seniority.

      e) A temporary vacancy which becomes permanent will be filled as provided by Section 5 of this Article, except as noted in Section 6-c above.

      f) It is agreed that temporary vacancies that cannot be filled within the department will be offered to those Production and Maintenance Employees laid off from the Plant at the time a temporary vacancy exists on the basis of Plant continuous service. It is understood that such Employees will not establish seniority rights in a department by virtue of filling a temporary vacancy.

      g) Break In: Whenever supervision of a department decides to offer break in opportunities for jobs in the line of progression, it will be posted for a period of five (5) working days. Break in will be offered to the senior Employee in the box immediately below the box in the branch of the line of progression where the opportunity exists. If no one in that box accepts, it will be offered to the senior Employee in the next box in the branch of the line of progression, etc., until an Employee accepts break in. Senior Employees who have already either been broken in on a higher job or have qualified on the higher job will not be broken in again.

Section 7. Plant-Wide Layoff and Pool Jobs.

A. Availability/Use of Pool Jobs. An Employee who has twelve (12) or more years of plant continuous service and who is permanently laid off from his department may exercise his plant continuous service to become eligible for an assignment into a pool job. Assignment to specific jobs within the pool shall be made by the Company.

B. Definition of Pool Jobs. In order to supply eligible senior Employees (as defined in Part A above) the opportunity to work in the event of a permanent reduction in force as defined in this Article 7, the following jobs will be included as pool jobs pursuant to the steps set forth below.

Step One: One hundred percent (100%) of job class three (3) or below in the maintenance and production unit will be initially included as pool jobs.

Step Two: If eligible senior Employees remain on layoff status after Step One, up to fifty percent (50%) of the following jobs, if manned, may become pool jobs as necessary to provide pool jobs to eligible senior Employees; Mill Operator II at the Rod/Bar Mill; Utility at the Rail Mill; Tube Maker II at the Seamless Mill; and Utility II in the Maintenance Department; and Steelmaker IV in the Steelmaking Department.

If there are any temporary or permanent vacancies available in any department in production and maintenance, and there are no available Employees from that department to fill those vacancies, the Company shall have the option to assign laid off Employees, who would otherwise be eligible for pool jobs, to any of those vacancies it so chooses. Any Employee with thirteen (13) years or more of continuous service who is eligible for a pool job and for whom no job is available under this section shall be provided with one additional month of medical and dental benefits under the same terms and conditions as other Employees under this collective bargaining agreement.

C. Operation of Pool Jobs. Employees assigned to a pool job may exercise their plant continuous service to bid on any openings that may occur in their assigned department. If they are recalled to their old department prior to successfully bidding into a permanent job in their currently assigned department, they must accept the recall to their old department just as though they were recalled from layoff. If recall occurs after they have successfully bid into a permanent job they may either accept or reject recall to their old department; however, if they reject recall they forfeit all seniority rights in their old department.

An Employee who is temporarily recalled to his old department may exercise his bumping rights, again, if laid off from his old department at the end of the temporary recall and if he has sufficient length of continuous plant service to claim a pool job. The temporary vacancy created by his absence from his pool assignment may be filled by recalling an Employee on layoff from that department, or if there are no Employees on layoff from that department, then by recalling the senior laid off Employee from the plant

If the Employee's recall to his old department is to a permanent vacancy, then he can only exercise his seniority rights, again, if he is again later permanently laid off from his department. The vacancy created by his absence from his pool assignment will be filled by applying the procedures of this Article as long as the vacancy fits the definition of a pool job above. The Company shall have the right to designate the specific job in the pool to which an Employee shall be assigned and to change such assignments when necessary. An Employee may not refuse assignment to a pool job.

D. Miscellaneous. The application of seniority provisions other than those established under this Section 7 to jobs in a department shall not be affected by the inclusion of such jobs in the pool except to the extent necessary to comply with the provisions of this Section 7. Any laid off Employee assigned to a permanent vacancy through this process will establish seniority in the assigned department subject to the provision of this Article 7. Eligible Employees for pool assignment will be eligible to apply for voluntary layoff status. However, any Employee who is allowed to go on voluntary layoff status will not be allowed to return from voluntary layoff status until such time as he is recalled to a permanent or temporary vacancy in his home department.

If the Company recalls the wrong Employee from layoff to a job in a pool, it will not be liable for any retroactive pay to the Employee who should have been recalled with respect to any period prior to one week after receipt by the Company at its Employee Resource office of specific written notice of its alleged error.

The Company shall not be required to assign Employees to pool jobs before the expiration of the thirty (30) days after the date of his layoff.

Section 8. Transfer Within or From One Local Union to Another Local Union.

A. Any Employee that has completed his/her probationary period who would like to transfer from Local Union #2102 to a department in Local Union #3267 or vice versa must fill out the request in writing in the Human Resource Department. The request will be active for a period of one year.

B. The Company agrees that before a new Employee is hired for a permanent vacancy in any local union it will consider the transfer requests actively on file. It is further understood that no Employee has a seniority right to transfer but will be given due consideration. If an Employee who requests a transfer is not granted a transfer, no grievance will be filed on his or her behalf.

C. Initial consideration will be given to Employees by their plant continuous service date in one local union for jobs in other departments covered by contracts with that same local and the Company. This means Employees covered by the Clerical and Technical contract would be considered for a transfer to the Plant Protection Department and vice versa before an Employee who is a member of Local #2102. This would also be true for Local #2102 Employees who are covered by the Production and Maintenance contract requesting consideration for the Water Department or vice versa.

D. Any Employee requesting a transfer must possess the minimum qualifications required for the permanent vacancy that is being filled. Also, that Employee must go through the interview process. If Management decides to return a transferred Employee during the first thirty (30) day calendar period, they will return to their former position or status without any loss of seniority.

E. Any Employee who is granted a transfer under this Section 7 shall have five
(5) working days or less in which to return to the job or status from which he or she transferred without any loss of seniority, subject to Paragraph F below.

F. Any Employee granted a transfer under this Section 7 will establish a new plant service date for the purposes of this Article 7. Employees who are laid off and transfer successfully under this procedure will retain their seniority in the department they were laid off from and will have the option to return if recalled without loss of seniority. However, if they elect to return to their prior department, they will relinquish all seniority in the department into which they transferred. If, on the other hand, the Employee elects to stay in the department in which he transferred under this Section, he will forfeit all seniority in the department to which he was recalled.

G. An Employee will be allowed to transfer only once in any six (6) month period regardless of whether he or she or the Company exercised the return options outlined in Paragraph D or E above.

Section 9. Promotion to Supervisory Position.

A. Supervisory Position. An Employee who removes himself from the bargaining unit after January 23, 1997, by accepting a permanent job outside the bargaining unit shall cease accruing any further seniority in the bargaining unit. If such Employee is returned as the result of a force reduction, reorganization or demoted by mutual agreement with his supervisor, that Employee shall begin accruing seniority utilizing the seniority date the Employee had at the time he left the bargaining unit. However, if such Employee does return to the bargaining unit within sixty (60) calendar days, he will be reinstated to the position from which he was promoted out of with no loss of seniority. If the Company elects to fill the position vacated, it will be filled in accordance with this Article 7.

After sixty (60) calendar days, the Employee utilizing his adjusted seniority date will be placed in the bargaining unit according to the language contained in Section 3 Promotions, Layoffs and Recalls.

B. Temporary Assignment. An Employee who accepts a temporary job assignment or temporary management position outside the bargaining unit shall not lose any seniority status in the department he transferred from provided such assignment does not exceed sixty (60) days and such additional time as may be mutually agreed to by the Company and the Union. Such agreement shall not be unreasonably withheld by the Union. If such Employee has not returned to the bargaining unit within the above period, he will at the expiration of said period lose all seniority status in the bargaining unit.

Section 10. Break in Service. An Employee's continuous service shall be broken and prior employment not counted when:

A. The Employee voluntarily quits;

B. The Employee is discharged with just cause;

C. The Employee is considered a voluntary quit because he is absent three (3) or more working days without reasonable cause, or fails without cause to promptly return when recalled from layoff within five (5) calendar days of receipt of notice of recall or within seven (7) calendar days of mailing, unless the Company granted an extension of the time period. The Company will notify the Financial Secretary of the Union of terminations under this paragraph C.

D. The Employee is absent for any reason for more than forty-eight (48) months.

E. The Employee is properly terminated.

Section 11. Supervisors. Supervisors at the Plant shall normally ensure that the work assigned to their units is effectively accomplished by performing the management functions of planning, leading, organizing, and controlling, rather than by directly doing the work normally performed by an Employee in the bargaining unit at the Plant; provided, however, this provision shall not be construed to prohibit supervisors from performing the following types of work:

A. Experimental work;

B. Demonstration work performed for the purpose of instructing and training Employees;

C. Work required of the supervisors to maintain efficient operations or work required by emergency conditions which if not performed might result in interference with operations, bodily injury, or loss or damage to material or equipment;

D. Work which under the circumstances then existing, would be unreasonable to assign to a bargaining unit Employee;

E. Incidental assistance related to the common courtesy and respect expected of all Employees;

F. Work which is incidental to supervisory duties on a job normally performed by a supervisor, even though similar to duties found in jobs in the bargaining unit.

Section 12. Leaves of Absence.

A. Union Leave.

      1. Leaves of absence will be granted to a reasonable number of members of the Union selected to work full-time for the Union in an official capacity upon written request by the District Director, USWA. If such Employee does return to employment at the Pueblo plant, he will be reinstated to the position he held prior to such leave with no loss of seniority. Adequate notice of intent to apply for leave shall be afforded local plant management to enable proper provision to be made to fill the job to be vacated.

      2. A leave of absence without pay for the purpose of attending National, District, and Subdistrict conferences and/or other similar conferences shall be available to a reasonable number of Employees at the prior written request of the Union which will afford the Company the opportunity to provide the job(s) to be vacated. The Employee on leave shall maintain his seniority rights for a period not to exceed seven (7) calendar days or such additional days as may be mutually agreed to by the Company and Union. Such leave shall not cause an interruption in the Employee's insurance benefits.

      B. Personal Leave of Absence. The Personal Leave of Absence Program is provided only as an avenue for employees to leave the active workforce without terminating their employment. The provisions of this program are as follows:

            1. Should the department granting the leave subsequently exhaust all of the personnel qualified for the position(s) for which the Employee on personal leave is qualified, the Employee on personal leave will be notified that his leave has been canceled and that he must report for work by the next scheduled week or he will be considered to have voluntarily quit the Company.

            2. Any request for leave cannot exceed thirty (30) calendar days in any calendar year. The position vacated shall be considered a temporary vacancy.

            3. The granting or non-granting of a personal leave of absence shall be at the sole discretion of Management.

            4. Such time away from work shall not be counted against any Employee for any purpose and any Employee granted a leave shall be reinstated to the position he held prior to the Leave of Absence, provided such position is available.

ARTICLE 8 - ADJUSTMENT OF GRIEVANCES

Section 1. Purpose.

      A. Should an Employee or the Union dispute the Company's application of the provisions of this Agreement, there shall not be any suspension of work on account of such differences, but an earnest effort shall be made to settle them promptly and in accordance with the provisions of this Agreement in the manner hereinafter set forth.

      B. Failure to Appeal. If any decision is not appealed within the time limits to the next step, it shall be considered settled on the basis of the prior step, and the Employee or Employees covered by such grievance shall not have any further right or remedy with respect to any matter or claim covered by such grievance. The Company and Union agree that it is in the mutual interest of both parties to abide by the prescribed time limits of this Article.

Section 2. Procedure.

      Step 1 - Oral. An Employee shall take any grievance to his supervisor, with or without his Union representative as he may decide, within five (5) working days of the event or the time he reasonably should have known of the event. The matter shall be answered by the supervisor within three (3) working days from the day it is presented.

      Step 2 - Department Manager. If the matter is not settled at Step 1 level above, the Department Manager and Union representative, with the Employee and any other necessary witnesses present, shall discuss the matter within five (5) working days from the supervisor's answer in paragraph (a) above, and attempt to resolve the matter. At this level and prior to the Step 2 discussion, the grievance form shall be filed by the Union Representative with the Department manager and a number assigned to the grievance by the Employee Resources Department. Disposition of the grievance at this level shall occur within three
(3) working days following the completion of the discussion and the disposition will be entered on the grievance form and a copy given to the Union Representative. Grievances settled at Step 1 or Step 2 shall not be considered to be precedent setting.

      Step 3. If the Union representative is not satisfied with the disposition in Step 2, the Union representative shall notify the Employee Resources Department in writing within five (5) working days that he wishes to appeal the grievance to Step 3. The Company shall, within ten (10) working days of the receipt of the written notification, cause a discussion between the Employee Resources Department and the Grievance Committee, the Secretary of the Grievance Committee, the Union President, the Financial Secretary or a designee, and such other persons as either side may wish to have in order to dispose of the matter. The Company shall give the Union a written response within five (5) working days of this discussion.

      All grievances relating to discharges, insurance, benefits, Employees in more than one Department, Plant Union, or any other terms or conditions of employment which may affect a large number of employees, shall proceed immediately to Step 3 without going through Step 1 or 2.

      Step 4. Grievances not settled in Step 3 above shall be discussed between representatives of the Grievance Committee, the representative of the International Union, and the representative of Management and such other Company representative as he may designate at the earliest date of mutual convenience following receipt of the notice of appeal, but not later than thirty (30) calendar days thereafter. Step 4 meetings shall not be postponed except in unusual circumstances. Any party requesting a postponement shall do so in writing, giving the reason therefore and stating that the meeting shall take place at a prompt later date. Either party may present such witnesses as may be required in the settlement of the grievance.

      Written notice of appeal shall be served within ten (10) working days after receipt of Step 3 minutes.

If Management's decision in Step 3 is not appealed to Step 4 within the prescribed time limit, the grievance shall be considered settled on the basis of such decision and shall not be eligible for further appeal. In exceptional cases, however, where the Union can satisfactorily demonstrate that the failure of the Union representative charged with the responsibility for such appeal was caused by conditions justifiable under the circumstances and does, in fact, appeal within ten days from the date of the default, the appeal shall be accepted as though it had been timely. The Company's liability for any retroactive payments resulting from the application of the preceding sentence shall exclude the period of the delay in the appeal.

      Minutes of all Step 4 grievance meetings shall be prepared by the Company and Union, jointly signed by the representative of Management, and by the International Representative of the Union, and two copies of such minutes shall be furnished the Grievance Committee and International Representative not later than ten (10) working days following the date on which the meeting was held.

      Arbitration. If the grievance is not resolved at the Step 4 level, then the International Union may appeal the grievance to arbitration. The Company and the Union shall agree upon an arbitrator and if they are unable to agree, shall secure a list of five (5) arbitrators form the Federal Mediation and Conciliation Service. One arbitrator shall be chosen by the Company and Union alternately striking names until one name remains. Thereafter, the arbitrator shall hear the grievance within twenty-one (21) calendar days from the date he was selected, or upon a date jointly agreed to by the parties. The arbitrator will be asked to issue a decision within thirty (30) calendar days from the date of hearing, or thirty (30) calendar days from receipt of the briefs if briefs are filed. The parties may mutually agree to have the arbitrator issue a decision on the basis of the written record submitted to him by the parties. The arbitrator shall assure himself that all necessary facts and considerations have been placed before him by both sides, and he shall have the authority to interpret and apply the provisions of this Agreement, but he shall not have the authority to alter or expand upon any of its provisions. Awards of arbitration may or may not be retroactive but in any event may not go back beyond thirty
(30) calendar days from the date the grievance was filed. The parties shall share equally the compensation and expenses of the arbitrator. The decision of the arbitrator shall be final and binding on the parties.

Section 3. Miscellaneous.

A. Union Representation. At any point in any step, any Employee involved shall be entitled to have a Union representative so designated for this purpose, accompany him in any of the discussions arising from a grievance. The number of Plant Grievance Committeemen, one of whom shall be the Chairman and one of whom shall be the Financial Secretary and one of whom shall be the Secretary of the Committee, shall be not less than three (3) Employees of the Plant and not more than eight (8) such Employees, designated by the Union, who will be afforded such time off, without pay, as may be required.

B. When the Company schedules a Step 3 or Step 4 meeting or requests the Committee members to perform other duties at times when the members may be scheduled at their normal job, the Employees shall be paid by the Company at the Employee's regular rate. Such payment shall be counted as hours worked for purposes of computing weekly overtime. If the Employee is not scheduled to work the Employee shall be paid by the Company at the Employee's regular rate. Such payment shall not be counted as hours worked for the purpose of computing weekly overtime or any other purpose.

C. Prior Grievances. Any grievance, complaint or arbitration decision existing prior to the date that the Company began operation of the Pueblo Plant shall place the Company under no obligation in any way, or be cited or used as precedent by either party.

D. Extension. The time limits set forth in this Article may be extended by written or oral mutual agreement of the Parties.

E. The number of days specified in any part of the Grievance Procedure shall be work days and shall mean exclusive of Saturdays, Sundays and holidays in each instance.

F. Nothing in this procedure shall limit additional meetings which may be proper and necessary to reach an equitable settlement.

G. Members of the Plant Grievance Committee shall be granted access to the department where the grievance arose at all reasonable times for the purpose of conducting the legitimate business of the committee after approval by the head of the department to be visited or by his designated representative which shall not be unreasonably denied. If approval is denied, the Employee Resources Department will be contacted to resolve the issue.

H. The grievance procedure may be utilized by the Union in processing grievances which allege a violation by the Company of its obligations to the Union expressly required by this Agreement. In processing such grievances, the Union shall observe the specified time limits in appealing and the Company shall observe the specified time limits in answering. In the event an Employee dies, the Union may process on behalf of his legal heirs any claim he would have had relating to any monies due under any provision of the Agreement.

Section 4. Expedited Arbitration.

Notwithstanding any other provision of this Agreement, the following Expedited Arbitration Procedure is designed to provide prompt and efficient handling of routine grievances, including certain grievances concerning discipline as provided for in this Section:

A panel of arbitrators shall be mutually agreed upon by the parties. When the panel is ready to function, the local parties will be informed so that the procedure may be utilized. A number sufficient to ensure the intended operation of this procedure shall be selected. Their expenses and fees shall be borne equally by the Company and the Local Union.

The Expedited Arbitration Procedure shall be implemented in light of the circumstances existing at the plant, with due regard to the following:

A(1) Upon receipt of the signed Step 3 minutes, the Step 3 representatives may agree, in writing, to appeal the grievance to an arbitrator under this Expedited Arbitration Procedure. However, such appeal shall first be submitted to the Fourth Step representative of each party. If within 5 days of receipt of the appeal, either parties Forth Step representative disapproves, the appeal shall not be submitted to this expedited arbitration and the Step 3 representatives shall be so notified. Time requirements for regular appeal to Step 4 shall then commence.

A(2) The appeal shall be made within 10 calendar days of receipt of the finished step 3 minutes.

A(3) All grievances appealed to Step 4 of the grievance procedure shall be reviewed by each respective Fourth Step Representative and within 10 days after receipt of appeal of such grievance, either Fourth Step Representative may communicate with the other and then jointly determine whether such grievance warrants disposition in the Fourth Step, or is appropriate for Expedited Arbitration. They may, therefore, agree to refer such grievance back to the Third Step parties for review and disposition. Any grievance referred back to the Third Step parties and for which no agreement can be reached for disposing of the same, may then be appealed by the Secretary of the Grievance Committee to the Expedited Arbitration Procedure. Such appeal shall be made within 15 days (excluding Saturdays, Sundays and Holidays) after the date the grievance is referred back to Step 3. If the grievance is not appealed to the Expedited Arbitration Procedure, it shall be considered withdrawn.

A(4) As soon as it is determined that a grievance is to be processed under this procedure, the designated arbitrator shall be notified. The designated arbitrator is that member of the panel who, pursuant to a rotation system is scheduled for the next arbitration hearing. Immediately upon such notification, the designated arbitrator shall arrange a place and date for the hearing to take place not more than 10 days thereafter. If the designated arbitrator is not available to conduct a hearing within the 10 days, the next panel members in rotation shall be notified until an available arbitrator is obtained.

B. The hearings shall be conducted in accordance with the following:

B(1) The hearing shall be informal.

B(2) No briefs shall be filed or transcripts made.

B(3) There shall be no formal evidence rules.

B(4) Each party's case shall be presented by a previously designated local representative.

B(5) The arbitrator shall have the obligation of assuring that all necessary facts and considerations are brought before him by the representatives of the parties. In all respects, he shall assure that the hearing is a fair one.

B(6) If the arbitrator or the parties mutually agree at the hearing that the issues involved are of such complexity or significance as to require further consideration by the parties, the case shall be referred to the Fourth Step and it shall be processed as though appealed on such date.

B(7) The arbitrator shall issue a decision no later than 48 hours after the conclusion of the hearing (excluding Saturdays, Sundays and Holidays). His decision shall be based on the records developed by the parties before and at the hearing and shall include a brief written explanation of the basis for his conclusion. These decisions shall not be cited as a precedent in any discussion of grievances at any step of the grievance or arbitration procedure, but will be final and binding on the parties. The authority of the arbitrator shall be the same as that provided in this Article and Article 9.

ARTICLE 9 - DISCHARGE CASES

Section 1. Provisionally Discharged. In the exercise of its rights as set forth in Article 3 hereof, the Company agrees that no Employee shall be peremptorily discharged but that in all instances in which the Company may conclude that an Employee's conduct may justify discharge, he shall be first provisionally discharged. Written notice of such provisional discharge shall be given to the Employee, and a copy of such notice shall be furnished to such Employee's grievance representative immediately. Such provisional discharge shall be for not more than five (5) calendar days. During this period of provisional discharge, the Employee will remain on the job as scheduled unless the offense involved:

            A.    Stealing

            B.    Fighting

            C.    Insubordination

            D. Reporting for work or attempting to enter the plant under the influence of intoxicating liquor, drug or stimulant, or possession of same on Company premises.

            E. Any other offense when if the Employee remained on the job it might create an unsafe condition for other Employees or the equipment of the plant.

The Employee may, if he believes that he has been unjustly dealt with, request a hearing and a statement of the offense before his department head and a representative of the Employee Resources Department of the plant. If any such Employee shall not request a hearing within the five (5) day provisional discharge period, his discharge shall be come final.

Section 2. Discharge Hearing. At any such hearing, the facts concerning the case shall be made available to both parties. After such hearing, the Company may conclude whether the discharge shall become final or, dependent upon the facts of the case, that such discharge shall be converted to a suspension or revoked. If the discharge is revoked by the Company, the Company shall reinstate and compensate the Employee affected on the basis of an equitable lump sum payment mutually agreed to by the parties, or, in the absence of agreement, make him whole in the manner set forth in Section 3 below, unless it is agreed by the parties hereto that such Employee shall be disciplined without pay as a condition of such revocation. If the discharge of the Employee is affirmed, the Employee may within five (5) calendar days after such disposition, file a grievance at Step 3 of the procedure for adjustments of grievances set forth in
Article 9 hereof.

If any such Employee shall not file a grievance within such five (5) day period, his discharge shall become final. The Step 3 decision on all discharge cases shall be made by the Company within five (5) working days from the date of filing of the grievance, if any. Should such decision ultimately proceed through Step 4 and be appealed to arbitration, such arbitrator shall have specific authority to make the discharge final; or in the event of reinstatement of the Employee, he may make him whole for the period of his suspension or discharge, which shall include providing him such earnings, or offset such earnings or other benefits as he may have received other than from the Company, or may reinstate him without compensation for lost time, as the arbitrator may determine from the facts presented. The arbitrator may, where circumstances warrant, modify or eliminate the offset of such earnings or from other amounts.

Justice and Dignity on the Job.

            The following understandings have been reached for a Procedure for Justice and Dignity on the job applicable to discharge cases only.

            During the term of this Basic Labor Agreement, the procedure set forth below shall be applicable to Rocky Mountain Steel Mills:

            Any dispute under this Section, the Union will decide if it is to be heard in the Expedited Arbitration Procedure or the regular Arbitration Procedure. The International Representative or his designee may represent the grievant at the hearing. The decision of the Arbitrator will be with precedence and prejudice in future disputes.

ARTICLE 10 - JOB CLASSIFICATIONS AND RATES OF PAY

Section 1. Rates of Pay.

             PRODUCTION & MAINTENANCE AND WATER
                         DEPARTMENT
-------------------------------------------------------------
             current        $0.50         $0.50        $0.75
CLASS        10/1/00       5/30/04       12/4/05      5/27/07
-------------------------------------------------------------
  1          $13.524       $14.024       $14.524      $15.274
  2          $14.024       $14.524       $15.024      $15.774
  3          $14.524       $15.024       $15.524      $16.274
  4          $15.024       $15.524       $16.024      $16.774
  5          $15.524       $16.024       $16.524      $17.274
  6          $16.024       $16.524       $17.024      $17.774
  7          $16.524       $17.024       $17.524      $18.274
  8          $17.024       $17.524       $18.024      $18.774
  9          $17.524       $18.024       $18.524      $19.274
 10          $18.274       $18.774       $19.274      $20.024
 11          $19.024       $19.524       $20.024      $20.774
 12          $19.774       $20.274       $20.774      $21.524
 MMT         $20.524       $21.024       $21.524      $22.274
 MET         $20.524       $21.024       $21.524      $22.274

Section 2. Changes in Job Classifications, Descriptions or Lines of Progression. In the event the Company determines, based upon operational necessity or improved efficiency of operations, to create a new job and wage classification, change a job's wage classification, permanently change the description of an existing job, or change or eliminate a line of progression, the Company will notify and negotiate with the Union prior to implementing the proposed change. In the event the Union does not agree to the proposed change in negotiations, the Company may implement its last proposal. If a grievance is submitted to arbitration over an alleged violation of this provision, the burden shall be on the Company to prove that the change is based on operational necessity or would result in improved efficiency of operations.

Section 3. Employee's Average Wage. For the purposes of computing vacation, holiday, Bereavement, Jury Duty or other allowances, the straight-time rate of pay attributable to the position that the Employee is scheduled on the week of or week before the benefit is to be used. If an employee is off for any reason during this period, their computation will be based on the job scheduled on last week worked. This shall apply whenever the term "Employee's Average Wage" is used throughout the Basic Agreement.

Section 4. Mill Mechanical and Electrical Technician - Standard Rates of Pay. Employees assigned to the Mill Mechanical Technician - Standard position shall be paid the rate of pay for the Mill Mechanical Technician - Intermediate plus an additional $.75 per hour for all hours actually worked.

      Employees assigned to the Mill Electrical Technician - Standard position shall be paid the rate of pay for the Mill Electrical Technician - Intermediate plus an additional $.75 per hour for all hours actually worked.

Section 5 Leadman Compensation. Employees assigned to the Leadman position shall be paid the highest rated position which the Leadman has been assigned to lead plus an additional $.75 per hour for all hours actually worked.

Section 6. Break-In Compensation. An Employee who is breaking in on a higher rated job than the job they are permanently established on shall be paid the rate of their permanent job during the break-in period, which shall not exceed one (1) work week on job classes 2 through 6, and two (2) work weeks on job classes 7 through 12. The time period for which the Employee is paid the higher rate shall not be determinative in deciding whether an Employee is qualified.

Section 7 Temporary Promotion. Temporary vacancies, when filled, shall be paid at the Employee's regular rate of pay except as follows. If a temporary promotion is to a job one job class above the employee's regular job class, and the temporary promotion lasts more than four hours, the employee will be paid the higher of the employee's regular rate of pay and the pay associated with the job being worked, for the time worked on the temporary promotion. If the temporary promotion is to a job more than one job class above the employee's regular job class, and the temporary promotion lasts more than one hour, the employee will be paid the higher of the employee's regular rate of pay and the pay associated with the job being worked, for the time worked on the temporary promotion.

ARTICLE 11 - HOURS OF WORK AND OVERTIME

Section 1. Normal Hours of Work

The normal daily hours of work shall be determined by the Company and shall consist of eight (8), ten (10) or twelve (12) consecutive hours. The normal work pattern within a workweek shall be determined by the Company and shall consist of no more than five (5) consecutive workdays and at least two (2) consecutive days off, or Sunday and Saturday off. The following exceptions, however, shall apply.

(1)   The Company reserves the right to schedule an Employee on eight (8) or ten
      (10) hour schedules more than five (5) consecutive work days in a workweek, as long as the employee is provided at least one day off in a workweek.

(2) The Company reserves the right to schedule an employee with two non-consecutive days off in a workweek (other than Sunday and Saturday), as long as the scheduling does not exceed four (4) consecutive workweeks or six (6) total workweeks in any ninety (90) day period without the consent of the Union.

(3) The Company reserves the right to temporarily deviate from the normal daily hours and normal work pattern for employees in any manner necessary in the event of a break down or emergency or other special circumstances designated by the Company provided that the Company's exercise of its rights to deviate from the normal work pattern shall not be exercised in any arbitrary, discriminatory or bad faith manner. If the normal work pattern is eight (8) or ten (10) hours, the temporary deviation shall not exceed two (2) consecutive workweeks or three (3) total workweeks in any ninety (90) day period without the consent of the Union. If the normal work pattern is twelve (12) hours, the temporary deviation shall not exceed ten (10) consecutive work days and shall not exceed two occasions in any ninety (90) day period without the consent of the Union.

B. Definitions. A work day is defined herein as the 24-hour period commencing at 7:00 a.m. or the turn changing time nearest thereto. A workweek is defined as the seven (7) consecutive days commencing at 7:00 a.m. or the turn changing time nearest thereto on Sunday of each week. This is also the definition of a vacation week.

C. Schedules. The Company shall inform the Employee in writing in a real-time schedule, when possible on Thursday but not later than noon Friday of the calendar week preceding the calendar week in which the change shall become effective, of any change in the Employee's normal work pattern; provided, however, that in case of breakdown, or other conditions beyond the control of management, management may change such schedules after Friday of the week preceding the week in which they shall be effective.

If after the schedule has been posted on Friday, it becomes necessary to change an Employee's schedule because of breakdown, or other conditions beyond the control of management, it shall be the obligation of the Company to notify the Employee as long as the Employee has furnished the Company with accurate telephone numbers. In addition, the Section on Reporting Allowance will be followed. If the Company is unsuccessful in making notification of the schedule change, the Employee will not be held responsible until proper notification has been made.

D. No Guarantee of Hours. The above provisions of this Section shall not be construed as guaranteeing to any Employee any number of hours of work per day or per week. Employees shall not be guaranteed any number of hours of work per day or per week except to the extent provided in Article 13 of this Agreement.

Section 2. Starting Time. The starting times of shifts shall be determined by management. Any time an Employee's starting time is changed management shall make a positive effort to notify the Employee(s) affected in conjunction with paragraph C above.

Section 3. Conditions Under Which Overtime Rates Shall Apply.

A. Overtime compensation at the rate of one and one half (1-1/2) times the regular hourly wage rate of the job worked shall be paid for all hours worked in excess of eight hours if the Employee is scheduled to work eight (8) hours in the day. Overtime compensation at the rate of one and one half (1-1/2) times the regular hourly wage rate of the job worked shall be paid for all hours worked in excess of ten hours if the Employee is scheduled to work ten (10) hours or more in the day. Overtime compensation at the rate of one and one half (1-1/2) times the regular hourly wage of the job worked shall be paid for all time worked by an Employee in excess of forty (40) hours within a workweek. Effective 90 days after the effective date of this Agreement, all hours worked by an Employee during a workweek that exceeds a total of fifty-six (56) hours will be paid at the applicable rate of double time. There shall be no pyramiding of overtime or of overtime and premium pay under this Article or any other Article of this Agreement.

Section 4. Reporting Pay. An Employee shall be required to report for regularly-scheduled work unless the Company has made a reasonable attempt to notify the Employee otherwise, and any of the following shall constitute such a reasonable attempt at notification: Notice by telephone or notice to the Employee's last address of record with the Company, or notice posted on the bulletin board which is clearly visible at least forty-eight (48) hours prior to change in the scheduled work day, or any other method of attempted notification reasonable under the circumstances which will include the bulletin board at the Indiana Gate. If notice is reasonably attempted and the Employee still reports for work, that Employee shall not receive compensation. If no attempt at notice is given and the Employee reports for work, he shall be paid the greater of four
(4) hours pay at the regular hourly wage which would have been applicable had he worked such four (4) hours in the assignment for which he was required to report or the actual time worked. This provision also applies when the Employee is called in to the plant to perform work in addition to his regular work schedule. If an Employee reports for work after failure of the Company to give notice as provided herein, the Company shall have the right to assign the Employee to any work, provided the wage rate paid is equal to or higher than that at which the Employee was scheduled or forfeit the reporting pay provided herein. The obligation for reporting pay shall not apply in cases where work is not provided due to the discipline or discharge of the Employee, strikes, work stoppages in connection with labor disputes, failure of utilities beyond the control of Management or to an Act of God.

Section 5. Union-Related Activity. Any member of the Grievance Committee or officer of the Union shall be granted time off without pay for the purpose of conducting Union business, provided that the Union must first notify the Company, in writing, requesting such time-off work, and provided that the Employee must first obtain Company approval, which shall depend upon the efficient operation of the plant which will not be unreasonably withheld.

Should Union Officers, Grievance Committeemen, or Acting Grievance Committeemen be excused from work for a full or partial scheduled day by their department manager or his representative for the purpose of attending to legitimate business of the Union directly affecting the Company, such day off shall be counted as a day worked for the purpose of computing weekly overtime for work performed on a sixth or seventh day in a calendar week, and for purposes of computing pension and profit participation share.

Section 6. Notice for Scheduled Ten (10) Hour Shifts and Twelve (12) Hour Shifts. Whenever the Company changes from a weekly schedule of five (5) eight
(8) hour shifts to a weekly schedule of ten (10) hour shifts or twelve (12) hour shifts or vice versa, the notice of the new schedule will be given to the Union and the Employees involved at least seventy-two (72) hours in advance of the change. However, if the Company fails to make proper notification for a five-eight hour schedule to a four-ten hour schedule, the Employee will be paid as though he was scheduled on an eight (8) hour schedule for the hours worked.

Section 7 - Overtime Pay Clarification. An Employee who works overtime will be paid at the overtime rate for the job he works the overtime for, or the Employee's regular overtime rate, whichever is higher.

Section 8. Continuous Presence on the Job for Water Department Employees. It is mutually agreed that the nature of the work entailed in the Water Department is such that generally it cannot be limited to eight (8) hours per day, but it is recognized that the parties hereto are subject to the provisions of the Fair Labor Standards Act (Wage and Hour Act), and amendments, modifications and regulations promulgated thereunder. Therefore, it is agreed that overtime shall be computed and paid in exact accordance with the provision of any pertinent law, rule, regulation now or hereafter enacted or promulgated.

Under the existing practice in the operation of the Water Department, it is recognized that certain jobs require the continuous presence, but not necessarily the continuous work, of the employees -- for illustration, at the headgates, the outlet gates, ice skimmers and patrolling -- and that such employees have heretofore reported their actual working time in each day of twenty-four hours. It is now agreed that on jobs requiring the continuous presence of the employees, the Company will guarantee such employees while engaged on such jobs payment for at least forty (40) hours per week and that such employees shall be granted, except in emergencies, one twenty-four hour day off from work in each scheduled work week and that swing men will be provided to fill in the twenty-four hour relief period on the continuous jobs, and that such swing men so employed shall be guaranteed for this relief work at least eight hours' pay regardless of the time worked in the twenty-four hour period, together with one hour traveling time, and that nine hours time shall be calculated in determining the number of hours worked per week by such employees.

Ordinarily employees who work on maintenance and repair of the ditches and reservoirs are required to report for work at designated stations -- for illustration, at what is known as the Screening Plant, or at the headgate at Florence. Where required to report at any of those designated stations, time worked shall commence when the employee leaves said station to perform his designated or assigned duties and shall end when he returns to the station. For maintenance and repair men reporting to said stations, the Company will provide transportation from the station to the place of work and return to the station, but if the employee is directed to report at some point other than said designated station, then the employee will go to work on Company time and return on his own time.

ARTICLE 12 - SHIFT, SUNDAY AND SEVENTH DAY PREMIUM

Section 1. Shift Definitions.

A. Day shift includes all turns regularly scheduled to commence between 6:00 a.m. and 8:00 a.m., inclusive.

B. Afternoon shift includes all turns regularly scheduled to commence between 2:00 p.m. and 4:00 p.m., inclusive.

C. Night shift includes all turns regularly scheduled to commence between 10:00 p.m. and 12:00 midnight, inclusive.

D. Any hours worked by an Employee on a regularly scheduled shift which commences at a time not specified above shall be paid as follows:

            1) For all hours worked which would fall in the prevailing day turn of the department no shift differential shall be paid.

            2) For all hours worked which would fall in the prevailing afternoon turn of the department the afternoon shift differential shall be paid.

            3) For all hours worked which would fall in the prevailing night turn of the department the night shift differential shall be paid.

Section 2. Amount of Hourly Premiums. An Employee shall be paid a premium of 30 cents per hour for all afternoon shift hours worked by him. An Employee shall be paid a premium of 45 cents for all night shift hours worked by him. Hourly premiums shall be paid based on hours actually worked as though the hours were scheduled under the eight (8) hour shift schedule that preceded the change to ten (10) hour, or twelve (12) hour shift schedules.

Section 3. Sunday Premium. All hours actually worked by an Employee on Sunday which are not paid for on an overtime basis, shall be paid at the rate of one and a half (1-1/2) times the Employee's straight time hourly rate for the job worked. For the purpose of this provision, Sunday shall be deemed to be the 24 hours beginning at 7:00 a.m. Sunday or the turn-changing time nearest thereto.

Section 4. Seventh Day Premium. All hours actually worked by an Employee on a seventh consecutive day in any one calendar week shall be paid at the rate of two (2) times the Employee's straight time hourly rate of pay for the job worked, provided that the Employee actually worked at least four (4) hours on each of the six (6) previous days.

ARTICLE 13 - SHORT WEEK BENEFITS

Section 1. Eligibility. An Employee having two (2) or more years of continuous service at or before the end of the payroll week in question, and who has less than 32 pay hours in that payroll week, shall be eligible for the Benefit Amount described in Section 4 below.

Section 2. Days Deemed Hours Worked. Each day of jury or witness duty, funeral leave, vacation, holiday, or annual military encampment for which an allowance is payable by the Company shall be deemed to be eight (8) hours worked for the purpose of this article only.

Section 3. Payroll Week. For purposes of this Article, if an Employee whose regular turn ends at the end of a payroll week is required to work beyond the end of the turn for four (4) hours or less, such hours will be considered as worked in the payroll week in which his regular turn falls, rather than in the next payroll week. If an Employee whose regular turn starts at the beginning of a payroll week is required to report four (4) hours or less before the beginning of the turn, such hours shall be considered as worked in the payroll week in which his regular turn falls rather than the preceding payroll week.

Section 4. Benefit Amount. A short week benefit for a particular payroll week will be calculated by multiplying the Employee's Average Wage by the amount 32 hours exceeds the sum of the hours:

A. The Employee was paid in the week including those hours the Employee did not work but for which he was paid by the Company;

B. The Employee did not work for reasons other than lack of work; and

C. The Employee did not work because of suspension, discharge, resignation, retirement or unemployment which was the consequence of any of the following:

            1. Any strike, slowdown, work stoppage, picketing or concerted action or any labor dispute of any kind involving Employees or members of the Union which is the collective bargaining agent of the Employees at any operations of the Company, or

            2. Any strike, slowdown, work stoppage, picketing or concerted action at any operation of the Company or any labor dispute of any kind involving Employees when such action interferes with the production or the ingress or egress of material or product at the operation where the layoff occurs, or

            3. Any strike, slowdown, work stoppage, picketing or concerted action of any labor or labor dispute of any kind involving persons employed by transportation or utility companies which directly interferes with production or ingress or egress of material or product at the operation where the layoff occurs, or

            4. An act of God or other condition beyond the control of management.

ARTICLE 14 - PRIOR CF&I SERVICE

Except as otherwise provided in Article 7, in calculating continuous service for any purpose, prior CF&I continuous service at the Pueblo Plant shall be counted.

ARTICLE 15 - HOLIDAYS

Section 1. Days. Whenever used in this Agreement the term "holiday" means one of the following days:

            January 1st
            Good Friday
            Memorial Day
            Labor Day
            July 4th
            Thanksgiving Day
            Day after Thanksgiving Day
            December 24th
            December 25th
            December 31st

Section 2. Holiday Pay.

A.    An eligible Employee shall be paid in the following manner:

1. An unworked Holiday that falls on one of an Employee's regularly scheduled days shall generate his scheduled number of hours of pay times the Employee's average wage.

2. An unworked Holiday that falls on an unscheduled day, where the Employee has been scheduled that week, shall generate eight (8) hours of pay times the Employee's average wage.

Provided, however, that if an eligible Employee is scheduled to work on any such holiday, but fails to report and perform his scheduled or assigned work, he shall become ineligible to be paid for the unworked holiday, unless he has failed to perform such work because of sickness or because of death in the immediate family, entitling him to bereavement pay, or because of similar good cause.

B. All time worked by an Employee on a holiday, defined herein as the 24-hour period commencing at 7:00 a.m. on the holiday or the turn changing time nearest thereto, shall be paid at the rate of 1-1/2 times the regular hourly wage of the job worked, and will be in addition to the amount payable under Section 2(a).

C. As used in this Article, an eligible Employee is one who,

      1. Has worked thirty (30) shifts since his last hire, or has not been on layoff or leave more than thirty (30) calendar days prior to the holiday in question;

      2. Performs work or is on military encampment or scheduled vacation in the pay period in which the holiday is observed; and

      3. Works both on his last scheduled workday prior to and on his first scheduled workday following the day on which the holiday is observed, unless excused. Such excuse will include approved Contractual Leaves of Absences, including Personal Leave, or death in the immediate family.

Section 3. Vacation and Holiday Pay. An eligible Employee who would otherwise be entitled to pay for an unworked holiday and who shall be scheduled pursuant to the provisions of Article 16 to take a vacation during a period when the holiday occurs, shall be paid for the unworked holiday in addition to his vacation pay.

ARTICLE 16 - VACATIONS

Section 1. Vacation Eligibility and Benefit. As a new Employee, you will first be eligible for vacation in the calendar year following your year of hire. The length of your first vacation will depend on the amount of time you work in your year of hire.

The formula is:

Calendar Days Employed x 10 days
-------------------------------- =  Vacation Entitlement
              365

After each calendar year, you will be entitled to vacation according to the following schedule:

YEARS OF SERVICE                                                WEEKS OF VACATION
----------------                                                -----------------
1 year, but less than 7 years...............................            2
7 years, but less than 17 years.............................            3
17 years, or more...........................................            4

If you are absent due to layoff or disability for a total period of 182 calendar days or longer in a year, your vacation the following year will be reduced. If you are absent for a period of 182 calendar days or longer, during any consecutive twelve (12) month period, which spans two (2) calendar years, your vacation will be reduced for the year following the year in which the majority of your absence occurred. The formula is:

Eligible - (Days absent (if more than 182) X Eligible) = Adjusted Vacation ------------------------------- Vacation) Vacation Days
                         365

      In the calculation of this or the initial year's vacation formula, any partial days will be paid in cash rather than granted as time off.

      Any Employee eligible under this Article that quits, dies, retires, or is discharged, will be entitled to vacation pay for any vacation earned in the prior year and not taken, plus all vacation earned on a pro rata basis (% of 365 days) in the year of termination.

Section 2. Scheduling of Vacations. Insofar as practicable, vacations shall be granted at times most desired by Employees (Employees having longer service within the seniority unit being given preference as to choice); but the final right to allot vacation periods and to change such allotments is exclusively reserved to the Company in order to ensure the orderly operation of the Plant. As soon as possible after January 1st of each year, the Company shall post a vacation schedule. In case the Company desires to schedule regular vacations for Employees eligible during a shutdown period instead of in accordance with the previously established vacation schedule, the Company will give affected Employees sixty (60) days' notice of such intent; in the absence of such notice, an affected Employee shall have the option to take his regular vacation during the shutdown period; or to be laid off during the shutdown and to take his regular vacation at the previously scheduled time.

Section 3. Vacation Pay Computation. Each Employee granted a vacation under this Article shall receive for each week of his vacation, forty (40) times the Employee's Average Wage, which shall be paid by separate check, in advance, at the Employee's request beginning on January 1, 1999.

ARTICLE 17 - JURY AND WITNESS SERVICE

An Employee who is called for jury service or subpoenaed as a witness, except on his own behalf, shall be excused from work for the days on which he testifies or serves. "Service" shall include reporting for jury duty. Such Employee shall receive for each day of service on which he otherwise would have worked, the difference between the payment he receives for such services and the pay for each day of service at eight (8) times that Employee's Average Wage. However, if an Employee is scheduled a ten (10) hour or a twelve (12) hour schedule, as defined in Article 11, the pay for each scheduled day missed will be ten (10) times or twelve (12) times the Employee's Average Wage, whichever is appropriate. The Employee will present proof that he served as a juror or witness, or reported, and the amount of pay, if any, received therefore. An Employee shall not receive such juror or witness pay when it duplicates pay received for time not worked for any other reason, and such pay shall not be computed as hours worked for purposes of determining overtime or premium pay.

ARTICLE 18 - BEREAVEMENT PAY

When death occurs to an Employee's spouse, legal mother, father, mother-in-law, father-in-law, son, daughter, brother, sister, grandparents, or grandchildren, and son-in-law, daughter-in-law, brother-in-law, sister-in-law, and grandparents-in-law (including stepmother, stepfather, stepchildren, stepsister, stepbrother when they have lived with the Employee in an immediate family relationship), an Employee, upon request will be excused and paid for a maximum of three (3) scheduled shifts (five (5) scheduled shifts in the case of the Employee's legal spouse, son or daughter, including stepchildren, when they have lived in an immediate family relationship with the Employee) (or such fewer shifts as the Employee may be absent) which fall within a three (3) consecutive calendar-day period (or five (5) consecutive calendar day period in the case of the Employee's legal spouse, son or daughter, including stepchildren, when they have lived in an immediate family relationship with the Employee); provided, however, that such consecutive calendar-day period shall begin within one (1) week of the death, one (1) such calendar-day shall be the day of the funeral or service and it is established that the Employee attended the funeral or service. Payment shall be at eight (8) times the Employee's Average Wage. However, if an Employee is scheduled a ten (10) hour or a twelve (12) hour schedule, as defined in Article 11, the pay for each scheduled day missed will be ten (10) times or twelve (12) times the Employee's Average Wage, whichever is appropriate. An Employee will not receive funeral pay when it duplicates pay received for time not worked for any other reason. Such bereavement pay shall not be computed as hours worked for purposes of determining overtime or premium pay. Up to two additional days off without pay shall be granted where additional time is needed.

ARTICLE 19 - MILITARY SERVICE

The Company shall provide each Employee who enters the Armed Services of the United States from Employment with the Company all rights required to be given to said Employee upon his return to the Company provided in the laws of the United States and the laws of the State of Colorado.

An Employee with one or more years of continuous service who is required to attend an encampment of the Reserve of the Armed Forces or the National Guard shall be paid, for a period not to exceed two weeks in any calendar year, the difference between the amount paid by the government (not including travel, subsistence or quarters allowance) and the amount calculated by the Company in accordance with the following formula. Such pay shall be based on the number of days such Employee would have worked had he not been attending such encampment during such two weeks (plus any holiday in such two weeks which he would not have worked) and the pay for each such day shall be eight (8) times the Employee's Average Hourly Wage. However, if an Employee is scheduled a ten (10) hour or a twelve (12) hour schedule, as defined in Article 11, the pay for each scheduled day missed will be ten (10) times or twelve (12) times the Employee's Average Wage, whichever is appropriate. If the period of such encampment exceeds two weeks in any calendar year, the period on which such pay shall be based shall be the first two weeks he would have worked during such period.

ARTICLE 20 - ALCOHOL AND DRUG POLICY

Section 1. Introduction.

The Company has a vital interest in maintaining a safe and healthful environment for all of its Employees, and efficiency and productivity in all of its operations. Because of the growing concerns regarding the use of alcohol and drugs in the work place, and their potential impact with respect to Employee safety, health, efficiency, and productivity, the Company has developed an Alcohol and Drug Policy covering all Employees. The Union supports the Company in promoting these interests.

The Company's Alcohol and Drug policy is based on several important principles. First, all Company Employees must be alert and in full possession of their faculties whenever they are on Company premises or engaged in Company business. Second, while individual Employees have the right to make choices regarding the use of alcohol and drugs, they must accept responsibility for these choices and they are subject to corrective action, including discharge, for violations of the Company's rules and regulations. Third, Employees should be given an opportunity to seek treatment, counseling, and/or rehabilitation for abuse of alcohol and drugs before their performance deteriorates to a point where corrective action may be required.

The Company encourages Employees who are experiencing problems with alcohol and/or drug abuse to voluntarily seek assistance for such problems through available treatment, counseling and/or rehabilitation programs, and the confidentiality of all records for any Employees who seek assistance through such programs will be maintained. Furthermore, the Employee's decision to seek such assistance will not be used as a basis for disciplinary action or be used against the Employee in any disciplinary proceeding, except as set forth in this Article.

In order to assist Employees to understand and avoid the perils of alcohol and drug abuse, the Company will use this program in an ongoing educational effort to inform Employees about: (1) the dangers of alcohol and drug abuse in the work place; (2) the Company's Alcohol and Drug Control Policy; (3) the availability of alcohol and drug treatment, counseling and rehabilitation programs, and (4) the penalties that will be imposed upon Employees for alcohol and drug violations.

Alcohol and/or drug testing will be conducted under the Alcohol and Drug Control Policy in accordance with the procedures and guidelines set forth below, subject to the terms of this Collective Bargaining Agreement, Company rules, and applicable law. The Company has established the following specific policies regarding the use, possession, concealment, manufacture, distribution, and sale of alcohol and drugs.

All Employees must be free from the effects of alcohol and/or drugs during scheduled working hours, and when they report for work, as a condition of employment. Drinking alcoholic beverages or using drugs on Company premises, or working while affected by alcohol or drugs is strictly prohibited and is grounds for immediate provisional discharge. Possession, concealment, manufacture, distribution or sale of alcohol or drugs while on duty or on the Company's premises; or conviction for a violation occurring in the work place or while on Company business of any criminal drug statute and/or failure to notify the Company of such conviction within five (5) days, is also prohibited and is grounds for immediate provisional discharge.

The Company reserves the right to require an Employee to submit to breathalyzer, blood and/or urine tests to determine usage of alcohol and/or drugs as provided in Section 2.B below. The Company also reserves the right to require follow-up alcohol and/or drug testing as part of an agreement allowing an Employee to return to work following provisional discharge for a positive blood and/or urine test, or as the result of a condition of continuing employment or reinstatement following completion of a Company-approved alcohol and/or drug treatment counseling or rehabilitation program.

Section 2. Drug and Alcohol Policies and Procedures

A. Prohibited Substances/Unauthorized Items/Searches

Prohibited Substances: Alcoholic beverages and drugs are considered to be prohibited substances in the work place. For purposes of this policy, the term "drugs" includes the controlled substances (as defined in 21 U.S.C. Section 811 et. seq. and the regulations promulgated thereunder), synthetic drugs, and prescription drugs, excepting only: authorized prescription drugs approved by and used in accordance with the direction of the Employee's or Company's physician. An Employee using a prescription drug should consult with the physician regarding the effects of the medication in relation to the performance of the Employee's job responsibilities. An Employee who uses a medically prescribed drug which may affect his ability to perform their job must notify their supervisor or manager prior to starting work. The supervisor or manager, after proper inquiry, will decide if the Employee can remain at work and what work restrictions, if any, are deemed necessary.

Unauthorized items: Employees may not have any unauthorized items in their possession while on duty or on the Company's premises. Unauthorized items include drugs and drug paraphernalia and alcoholic beverages and/or containers. Violation will result in immediate provisional discharge.

B. When Alcohol And/Or Drug Testing May Be Required

      An Employee may be required to submit to blood (or breath testing in appropriate cases) and/or urine testing in the following circumstances:

      (1) When, an Employee's performance and/or attendance record creates a reasonable suspicion that the Employee is currently using, affected by, or under the influence of prohibited substances, including alcohol or drugs as defined in Section A above.

      (2) Following a serious or potentially serious accident or incident in which safety precautions were violated, equipment or property was damaged, an Employee or other persons were injured, or careless acts were performed by the Employee.

      (3) As part of a follow-up alcohol and/or drug test required under an agreement allowing an Employee to return to work following provisional discharge for a positive blood and/or urine test, or as the result of a condition of continuing Employment or reinstatement following completion of a Company-approved alcohol and/or drug treatment, counseling, or rehabilitation program.

      (4) When any prohibited substance, including an alcoholic beverage, or any unauthorized item is found in an Employee's possession.

      The Company must notify a Union Representative and allow him to be present during such investigation.

C. Who May Require Testing

Except for a blood, breathalyzer and/or urine test administered pursuant to subsection B(3) above, the demand for a blood, breathalyzer and/or urine test shall be made only on the express authority of the highest ranking manager or supervisor on duty in the department, or his designee.

D. Alcohol and Drug Testing Procedures

      The following procedures shall govern the administration of alcohol and drug tests:

      (1) When an alcohol test is to be administered, a blood sample or breathalyzer will be taken from the Employee. When a drug test is to be administered, a urine sample will be taken from the Employee. (An Employee who is afflicted with hemophilia, diabetes, or a condition requiring the use of anticoagulant under the direction of a physician shall be permitted to take a breath test, in lieu of a blood test, to determine the presence of alcohol in his system.)

      (2) Blood samples or breathalyzer will be collected and witnessed by authorized medical personnel at an outside health-care facility, practitioner's office or collection agency, and sealed and initialed by the Employee and a witness.

      (3) Urine samples will be collected in private at an outside health-care facility, practitioner's office or collection agency, under approved procedures designed to ensure the integrity of samples. Urine samples will be sealed and initialed by the Employee and a witness. If personnel at the collection site determine that an adulterated sample has been provided, the Employee will be required to submit another sample in the presence of collection site personnel of the same sex as the Employee (or, if no such personnel are available, a Company supervisor of the same sex as the Employee).

      (4) Blood and/or urine samples will be promptly sent to and tested by a laboratory approved by the Company and the Union.

      (5) An approved chain of custody procedure shall be followed in the administration of all blood and/or urine tests. Whatever collection site(s) are chosen, appropriate arrangements will be made to coordinate activities with the testing laboratory so as to ensure the integrity of the samples to be tested. Blood samples which test positive for alcohol and/or urine samples which test positive for drugs will be stored at the laboratory for a minimum of one (1) year.

      (6) Alcohol testing may be conducted using a single quantitative blood test. (A breath testing device may be used if a breath test is administered pursuant to subsection D(1) above, provided the results are confirmed by a second preliminary breath test or another accepted breathalyzer procedure.)

      (7) Initial drug screening shall be conducted using the EMIT or RIA (Immunoassay Techniques) drug testing methods. All positive drug tests shall be confirmed by the GC/MS (Gas Chromatography/Mass Spectrometry) drug testing method.

      (8) An Employee required to submit to a blood and/or urine test must, if required by a health-care facility, practitioner, collection agency or laboratory, promptly execute a consent to the taking of samples, their analysis related to alcohol and drugs, and the release of test results to the Company.

      (9) A legible copy of the laboratory report shall promptly be made available by the Company to the Employee and, with the Employee's consent, the Union.

      (10) Any information collected in the process of administering a blood, breathalyzer and/or urine test shall be treated as confidential information and shall be released to other persons only on a "need-to-know" basis.

      (11) If a supervisor feels that a test is necessary, he may require a test be administered and should make this clear to the Employee and Plant Protection personnel. However, if the supervisor feels a test is not warranted because of the circumstances, then the Employee will not be required to submit to the test. A supervisor's decision to test or not to test an Employee shall be an individual decision and shall not be referred to with respect to any other Employee or situation. An Employee will not be allowed to return to work until the test results are confirmed, and the test results prove negative. The Employee will be compensated for all lost time if the tests prove negative; provided, such Employee is able to return to work.

E. Positive Drug Tests

      The following cutoff limits will be used to determine whether initial drug screens and confirmation tests are positive for these drugs and/or their metabolites:

                                         INITIAL                    CONFIRMATORY
                                      (EMIT OR RIA)                   (GC/MS)
                                          LEVEL                        LEVEL
SUBSTANCE                                 NG/ML                        NG/ML
---------                                 -----                        -----
Marijuana                                   50                          15
Cocaine                                    300                         150
Opiates                                    300                         300
Phencyclidine (PCP)                         25                          25
Amphetamines                              1000                         500
Barbiturates                               300                         200
Benzodiazepines                            200                         200
Propoxyphene                               300                         300
Methadone                                  300                         100
Methaqualone                               300                         300

The cutoff levels (EMIT/RIA-GC/MS) for the above drugs are subject to change as recommended by the testing laboratory (after discussion with the Union). When a positive drug test may be the result of use of a prescription drug, the Employee will be required to submit proof of the prescription within forty-eight (48) hours of the request to do so, together with a written statement from the Employee's or Company's physician approving the use of the drug during working hours. If the prescription and/or the physician's statement is not submitted within the specified time limit, the Employee will be subject to provisional discharge under this policy.

F. Second Opinion Testing

      If a sufficient portion of the initial sample is available for further testing, i.e., at least 2 ml in the case of a blood sample and 20 ml in the case of a urine sample, an Employee who tests positive for drugs or alcohol may request a second opinion test in accordance with the following guidelines:

      (1) The request must be made to the Company in writing within seven (7) days of the date the laboratory report is provided to the Employee.

      (2) The Employee must pay the total cost of the second opinion test, including any courier fee, at the time the request is made. If the second opinion test is negative, the Company will reimburse the Employee for these costs.

      (3) The second opinion test will be performed by a laboratory which has been approved by the Company and Union.

      (4) An approved chain of custody procedure must be followed with respect to the release of the sample(s) to the laboratory which is going to perform the second opinion test, i.e., the sample(s) will only be released directly to the laboratory.

      (5) Except as provided below, all alcohol and drug testing procedures set forth in this policy, including procedures regarding consent forms, shall be strictly observed. However, since some analyses deteriorate during storage, detected levels of drugs below the cutoff limits recognized by the Company, but equal to or greater than the established sensitivity of the assay, shall, as technically appropriate, be considered corroborative of the original positive results.

      (6) The results of the second opinion test will be binding on the Company and the Employee.

G. Corrective Action

      Employees will be subject to a provisional discharge for the first offense in any of the following circumstances:

      (1) Working or reporting for work with a blood alcohol content of .05% or more, based upon the test result and application of a blood alcohol dissipation rate of .015% per hour.

      (2) Testing positive for drugs and/or their metabolites in any authorized drug test.

      (3) Refusal to take any authorized blood, breath and/or urine test, including refusal to execute any required consent forms and/or refusal to cooperate regarding the collection of samples.

      (4)   Drinking alcoholic beverages or using drugs on Company premises.

      (5) Possession, concealment, manufacture, distribution, or sale of any prohibited substance, including alcoholic beverages, while on duty or on the Company's premises.

      (6) Conviction for a violation occurring in the work place of any criminal drug statute and/or failure to notify the Company of such conviction within five (5) days.

      Although the foregoing infractions will ordinarily result in a provisional discharge regardless of the Employee's position, the Company will consult with the Union to consider extenuating circumstances and may impose lesser corrective action when such action is deemed appropriate.

      In cases when an Employee receives a last chance agreement for having a positive drug test, or having a blood alcohol content of .05% or more during working hours:

      (1) The Company may require the Employee, as a condition of continued employment, to participate in an approved treatment, counseling and/or rehabilitation program for alcohol and/or drug abuse at the time corrective action is imposed.

      (2) The Company shall have the right to require the Employee to undergo follow-up alcohol and/or drug testing at any time for a period of up to two (2) years as a condition of reinstatement.

      (3) If the Employee tests positive for drugs in any subsequent drug test or a subsequent alcohol test reveals a blood alcohol content of .02% or more during working hours, the Employee will be subject to irrevocable termination.

If an Employee, as a condition of employment, is required to enroll in a treatment, counseling and/or rehabilitation program for alcohol and/or drug abuse, his continued employment or reinstatement with the Company will be contingent upon satisfactory completion of the program, and remaining alcohol and drug free for its duration. In addition, an Employee who is required to enroll in such a treatment, counseling and/or rehabilitation program must submit to any alcohol and/or drug tests administered as part of the program, and must sign a release of information letter allowing the agency running the program to provide periodic progress reports and the results of such alcohol and/or drug tests to the Company.

H. Voluntary Alcohol and Drug Rehabilitation

      If an Employee who is not otherwise subject to corrective action for use of alcohol and/or drugs voluntarily admits that he has an alcohol and/or drug abuse problem, the Company will meet with the Employee to discuss the various treatment, counseling and rehabilitation options which are available. These options may include allowing the Employee to continue working while receiving outpatient treatment, counseling and/or rehabilitation in an approved alcohol and/or drug abuse program; or placing the Employee on a requested or unrequested medical leave of absence while he is receiving treatment, counseling and/or rehabilitation in an approved inpatient or outpatient alcohol and/or drug abuse program.

      When an Employee voluntarily admits that he has an alcohol and/or drug abuse problem, the Company shall have the right to require the Employee to submit to blood and/or urine tests prior to deciding what action is appropriate. No corrective action will be taken by the Company against an Employee who voluntarily admits that he has an alcohol and/or drug abuse problem, or tests positive for alcohol and/or drugs in a test of the sort described above after making a voluntary admission of alcohol and/or drug abuse. However, the Company shall have the following rights in such a situation:

      (1) The Employee may be required to enroll in and successfully complete an approved inpatient or outpatient alcohol and/or drug abuse program, and remain alcohol and drug free for its duration, as a condition of continued employment with the Company.

      (2) If the Employee enrolls in such a program, he must submit to any alcohol and/or drug tests administered as part of the program, and must sign a release of information letter allowing the agency running the program to provide periodic progress reports and the results of such alcohol and/or drug tests to the Company.

      (3) The Employee will be required to agree to be subject to future alcohol and/or drug testing, at the Company's discretion for a period of up to one (1) year.

      (4) The Employee will be subject to provisional discharge for any subsequent positive alcohol and/or drug test or any other violation of the Company's Alcohol and Drug Control Policy.

ARTICLE 21 - WELFARE BENEFITS INSURANCE

A. Details of the plans for medical, life, dental, vision, prescription drug, sickness & accident and long term disability insurance are contained in summary plan descriptions which are hereby made part of this Agreement. The level of benefits of such plans in effect on the effective date shall not be changed during the term of this Agreement without the consent of both parties.

B. Employee absent from work for a non-work related disability shall receive medical dental, vision and prescription drug benefits insurance (subject to applicable terms and conditions) for up to an additional six months beyond the end of the month in which the disability occurs. Employees absent from work due to a job-related injury and receiving Worker's Compensation, receive medical, dental, vision, and prescription drug benefits insurance (subject to applicable terms and conditions) for up to an additional thirty-six months beyond the end of the month in which the disability occurs or until eligible for Medicare, whichever comes first.

C. All welfare benefits, including but not limited to medical, dental, vision, prescription drug, and life insurance benefit, shall begin on the date that the employee is hired. All welfare benefits, including but not limited to medical, dental, vision, prescription drug, and life insurance benefits shall terminate upon the date of an employee's termination of employment, subject to all applicable COBRA provisions.

D. Medical Insurance

      1. See Appendix A.

      2. Health care eligibility, list of covered services, exclusions and coordination of benefits provisions shall be the same as the current plan.

      3. Provide coverage for hearing aids and examinations for the prescription or fitting thereof, up to a maximum of $300 each three year period beginning upon ratification of a new agreement.

E. Long-Term Disability

      1. Long-Term Disability benefits are described in the Group Insurance Certificate issued by Cigna, effective May 1, 2003. The definitions of disability, maximum benefit duration or earnings offsets remain unchanged, except as described herein.

      2. Continuous active service" under the Group Long Term Disability Insurance Plan shall be defined as "Eligibility Service" under the terms of the Rocky Mountain Steel Mills Pension Plan, as modified by this Agreement.

      3. The "material and substantial duties" of the employee's regular occupation shall be those as outlined in the RMSM job description for the permanent position that the employee held before the disability. It is understood and agreed that an employee who has returned to work on light duty assignment will not be considered for purposes of applying for LTD benefits as having returned to work on the employee's regular job.

F. Additional Provisions Applicable to Employees Affected by the Labor Dispute

      1. Individuals who were members of the bargaining units as of October 3, 1997 will be immediately eligible to apply for and receive, if qualified, Long-Term Disability Benefits, notwithstanding the date of the injury or illness, service requirement or any filing deadlines in the plan if they are on Attachment D-1 or D-2 or notify the Company that they want to return to active employment in accordance with Attachment A (Return to Work Agreement) of the Labor Dispute Settlement Agreement, and

            b.    fail return to work physicals, or

            c. are placed on the recall list due to physical restrictions which prevent them from returning to their previous position or its substantial equivalent, but lack the seniority to be placed in other positions consistent with their seniority and qualifications.

      2. Individuals who were members of the bargaining units as of October 3, 1997, who returned to work prior to the Effective Date, but as the result of accidental injury, illness or pregnancy were unable to work, shall be eligible to apply for and receive, if qualified, Long-Term Disability Benefits as of the Effective Date, notwithstanding the date of the injury or illness, or any filing deadlines in the plan. [i.e. no 6 month waiting period]. Individuals who had not established eligibility for LTD prior to the strike, shall be credited towards the 5 year eligibility requirement for LTD for continuous service prior to and after the strike until the date of illness or injury.

      3. The following provisions apply to the Individuals described in both paragraphs 1 and 2 above:

            a. Such individuals will receive benefit payments that commence as of the later of the Effective Date or the date that they are determined to be disabled under the Plan. Benefit duration will be measured from receipt of the first monthly Long-Term Disability Benefit. Pre-disability earnings will be determined based on annualized base earnings during the last calendar year of employment. In the event of absences during the earnings calculation period due to disabilities, illnesses, layoffs, leaves of absence or other absences, pre-disability earnings shall be annualized based on base wages, the number of hours worked and an estimate of 2,080 hours worked per calendar year. No benefits shall be paid retroactive to the effective date of the Agreement.

            b. The procedures for determining benefit eligibility shall be those under the contract between the Company and CIGNA Insurance Company, except as herein provided.

            c. The Company may take reasonable steps to investigate the medical and other factual aspects of a claim. The employee's disability must be supported by medical documentation satisfactory to the Company. The Company, at its discretion, may also require additional information regarding an employee's medical condition to determine eligibility for benefits. This may include requiring an employee to undergo an independent medical examination, functional capacity evaluation, or other testing with a medical professional of the Company's choosing. The information obtained will be used to determine eligibility for benefits. Failure to appear for such evaluation may result in denial of benefits. In the event there is a dispute between the Company's designated medical professional and the employee's physician concerning the employee's physical or mental condition, the respective medical opinions will be presented to a neutral physician selected by the Company's and the employee's medical professional. The neutral physician's decision will be final and binding on the parties. The employee may be examined at the discretion of the neutral physician. The Company and the Union shall share the fees and expenses of the neutral physician equally. If approved, benefits will be granted retroactive to the date of the employee's application for benefits.

            d. Employees whose applications for Long-Term Disability Benefits are rejected or whose appeals are rejected shall retain their seniority and recall rights and be placed on the Attachment D-1 or D-2 list.

            e. All other provisions of the current contract between Company and CIGNA shall apply.

            f. The Company shall be responsible for drafting an ERISA plan document for eligible employees under the Long-Term Disability plan whose coverage is self-insured by the Company, subject to the approval of the Union.

            g. Individuals who want to apply for LTD under this Section F. must do so within 12 months of the Effective Date of the Agreement.

G. Dental and Vision - 1997 Tentative Agreement. Eligibility, list of covered services, exclusions and coordination of dental benefits provisions shall be the same as maintained as per the current plans. The Company is responsible for drafting a Summary Plan Description for the vision plan.

H.    Life Insurance

            During the term of this Agreement, life insurance shall be available at no cost to active employees. Benefits available shall be two times employee's average hourly wage multiplied by 2,080. Specific details concerning eligibility and available benefits are found in the Summary Plan Description.

I.    Retiree Medical Care Benefits

      1. Employees who retire(d) on or after October 3, 1997 (and eligible dependents) and surviving spouses of employees who died after October 3, 1997 (and eligible dependents) to be offered COBRA continuation coverage until age 65, rather than minimum of 18, 29 or 36 months. This provision shall only apply to retirees who are not eligible for benefits under an Internal Revenue Service Health Care Tax Credit eligible plan, e.g. the CoverColorado State Plan.

      2.    Effective January 1, 2005, for retirements on or after October 3,
            1997:

Reimbursement                      PRE-MEDICARE               MEDICARE ELIGIBLE
-------------                      ------------               -----------------
Single (or Family with two             $175                        $100
employees)

Family                                 $350                        $200

      3.    Eligibility

            a. An employee who retires from Rocky Mountain Steel Mills and who is eligible for an immediate benefit under the Rocky Mountain Pension Plan is eligible to participate in the Retiree Medical Insurance Program. In general an employee qualifies if he or she 1) has completed 30 years of service:
                  2) has completed at least 15 years of service and is at least 55 years of age, or 3) is at least 65 years of age. Continuous service with CF&I Steel Corporation immediately preceding March 4, 1993 is counted for eligibility.

            b. An employee who becomes totally disabled and qualifies for benefits under the Company's Long Term Disability Plan, and who within two years of date of disability becomes eligible for an immediate benefit under the Pension Plan, also qualifies for the Retiree Medical Insurance Program.

      4.    Coverage

            Rocky Mountain Steel Mills offers eligible retirees and eligible spouses a reimbursement towards the cost of medical insurance. An eligible spouse is the person to whom the eligible retiree is legally married at the time of retirement.

            Should a divorce occur, the ex-spouse is no longer eligible for this coverage. Should an eligible retiree marry or remarry, the new spouse is not eligible to participate in this insurance.

      5.    Enrollment

            a. The effective date of the eligible retiree's participation will be the first of the month following retirement. However, if the eligible retiree has medical insurance coverage that they do not pay for (for instance, coverage provided by the spouse's employer), the eligible retiree may postpone actually requesting reimbursements until they are required to pay for medical insurance. Reimbursements will begin with the month in which the first request is submitted and will go forward. With proof of coverage, the Company will reimburse retroactively up to the beginning of the calendar year in which the first request is submitted, and the eligible retiree must notify the Company at the time that they begin paying for insurance.

            b. To enroll in the Reimbursement Program, an eligible retiree must:

                  1. Obtain health insurance. Eligible plans include medical coverage that provides for comprehensive medical insurance and/or any plans that are approved by the IRS as "Health Care Plans". This can be COBRA coverage, coverage through an eligible retiree's spouse coverage, or an individual plan that an eligible retiree purchases. For participants over 65, Medicare supplement plans qualify, including HMO supplements, such as Secure Horizons, or any one of the federally approved Medicare supplement plans. Medicare premiums charged by the Federal government do not qualify under the Reimbursement Plan.

                  2. Retirees will provide the Company with verification of insurance coverage and the amount of payment on forms provided by the Company.

                  3. Retirees will promptly notify the Company of any changes of their cost of insurance on forms provided by the Company.

                  4. Retirees will submit annual insurance verification forms, as requested by the Company.

            c. Eligible retirees will receive their reimbursement on their monthly pension check, the first of each month. If the eligible retiree does not receive a pension benefit, they will still receive a check or direct deposit the first of each month under the medical reimbursement program.

ARTICLE 22 - SICKNESS AND ACCIDENT LEAVE

A.    Eligibility

      1. Employees, as certified by a licensed physician, who become disabled as a result of non-industrial illness or accident after having at least one full year of continuous service (determined in accordance with Article 7, Seniority) will be eligible to receive weekly sickness and accident benefits.

            a. The Company may take reasonable steps to investigate the medical and other factual aspects of a claim. The employee's disability must be supported by medical documentation satisfactory to the Company. The Company, at its discretion, may also require additional information regarding an employee's medical condition to determine eligibility for benefits. This may include requiring an employee to undergo an independent medical examination, functional capacity evaluation, or other testing with a medical professional of the Company's choosing. The information obtained will be used to determine eligibility for benefits. Failure to appear for such evaluation may result in denial of benefits. In the event there is a dispute between the Company's designated medical professional and the employee's physician concerning the employee's physical or mental condition, the respective medical opinions will be presented to a neutral physician selected by the Company's and the employee's medical professional. The neutral physician's decision will be final and binding on the parties. The employee may be examined at the discretion of the neutral physician. If approved, benefits will be granted retroactive to the date of the employee's application for benefits.

            b. Employees are not eligible for sickness and accident benefits where the disability is the result of willful misconduct of the employees.

            c. If an employee's absence for sickness and accident leave is intermittent and continuing, but not sufficient to qualify for benefits under the Company's LTD plan, benefits shall be paid as set forth in Section C, except that the employee is limited to the equivalent of 182 days of sickness and accident benefits in a 24-month period for the same disability. An employee may become re-eligible for sickness and accident leave benefits once the employee has been able to work 720 hours.

            d. Should the employee receive his or her maximum sickness and accident benefit in a twelve month period, the employee is not re-eligible for sickness and accident leave benefits until the employee has worked 720 hours. In the event an employee does not use the maximum sickness and accident benefits available for disability, nothing in this section shall prevent the employee from using any remaining sickness and accident benefits, up to the maximum, for subsequent disability.

B.    Exclusions

      Benefits will not be payable for any period during which an employee is not under the care of a licensed physician; or for which the illness or injury originally began while the employee was on layoff or leave from the Company or absent due to corrective action procedures. Sickness and accident benefits shall also not be paid during any period while an employee is on paid vacation or is receiving Worker's Compensation.

C.    Duration and Amount of Benefits

      1. Sickness and accident benefits will commence on the 8th day following an illness or accident or on the first day following an illness or accident for which the employee is hospitalized (defined as admission to hospital and overnight stay).

      2. The amount of daily benefit shall be eight (8) times the Employee's Average Wage as defined in Article 10, Section 3.

      3. The amount of the weekly benefit shall be forty (40) times 80% of the Employee's Average Wage for the first 30 calendar days of the total disability, 70% for the second thirty calendar days and 60% for the duration of the S&A Benefits not to exceed six (6) consecutive months of disability (182 days from date of disability).

D.    Filing of Claims

      In order to be eligible for benefits, a claim must be received by the Company within thirty (30) calendar days from the commencement of disability. If the employee is physically unable to comply with this procedure, he should have someone notify the Company Employee Resources Office in writing of his disability before the end of the thirty (30) day period.

      To be eligible for sickness and accident leave benefits, and to receive assistance, employees must submit a completed Sickness and Accident Leave Form available at the Employee Resources Office, which requires information from the employee and from the employee's medical care provider. In addition, employees must keep the Company reasonably updated regarding their abilities/restrictions and likely duration of disability by providing Employee Resources with medical documentation in order to avoid interruption of benefits.

E.    Limitations

      1. In determining the length of sickness and accident benefits, the same disability will only be counted once. Should the employee return to work for a period of ninety (90) calendar days or less, and then be absent again for the same disability, the sickness and accident benefit continuation period does not begin anew.

      2. Should the employee receive his maximum sickness and accident benefit in a twelve (12) month period, any succeeding maximum period shall not commence until another disability following his return to work.

F.    Subrogation

      If the employee or the employee's representative makes a claim for loss of income against a third party said to have liability for the employee's illness or injury, and the employee receives payment for loss of income from such third party, the employee must reimburse for any sickness and accident payments received for the same period of time loss, up to the amount the employee received as a third party. This subrogation applies to all absences whether on or off the job.

G. Provisions Applicable to Employees Affected by the Labor Dispute

      Notwithstanding any terms of the Plan or claims to the contrary, members of the bargaining unit as of October 3, 1997 who are on Attachment D-1 or who notify the Company that they want to return to active employment in accordance with Attachment A (Return to Work Agreement) of the Labor Dispute Settlement Agreement who fail return to work physicals because they are temporarily totally disabled as a result of non-industrial illness or injury, will be eligible to apply for Sickness and Accident Benefits as of the Effective Date, notwithstanding the date of the injury or illness, service requirement or any filing deadlines in the plan. The benefit duration for such employees will be measured from the date that Sickness and Accident benefits commence. Pre-disability earnings will be determined based on annualized base earnings during the last calendar year of employment. In the event of absences during the earnings calculation period due to disabilities, illnesses, layoffs, leaves of absence or other absences, pre-disability earnings shall be annualized based on base wages, the number of hours worked and an estimate of 2,080 hours worked per calendar year.

ARTICLE 23 - PENSIONS

A. For Retirements on or after October 1, 1997:

      1. Effective the Effective Date of the Agreement:

            PENSION CREDIT FOR THE PERIOD OF THE LABOR DISPUTE

            Employees who went on strike shall be given pension service credit for both eligibility (vesting) and pension benefit determination purposes for the period beginning October 3, 1997 and ending on the latest of: the date of said employees actual return to work; termination of employment under the terms of the new Collective Bargaining Agreement; retirement; or death.

            Participants who retired during the labor dispute will have their pension benefit recalculated to incorporate additional benefit service as described, and the additional benefit shall be effective for monthly pensions paid after the Effective Date. There shall be no retroactive payments for the additional benefit service.

            Benefit service shall be calculated as follows:

            Accrued Benefit prior to strike)
            -------------------------------- x Period of the labor dispute
            Service prior to strike                    (as defined)

            For example, an employee who had a $200 accrued monthly benefit and
            4.57 years of service prior to the strike, and who was recalled January 3, 2002, would have the following benefit service credited for the strike:

            $200) ----- x 4.25 = $186
            4.57

B. For Retirements on or after January 1, 2004:

      1. Effective January 2, 2006:

            a. For each year of service prior to March 3, 1978 (including service with predecessor companies), provide an additional monthly pension benefit of $12.50.

C. For Retirements on or after January 1, 2006:

      1. Effective January 2, 2006:

            a. For all service on or after January 2, 2006, replace the existing earnings-based formula for calculation of benefit service with a multiplier of $55 per month. For each year in which a participant has benefit service, the participant shall accrue a pension benefit of $55 per month per year of benefit service. Employees who accrue fractional years of service will receive the multiplier of

                  $55 per month per year of benefit service based on their fractional years of service.

      2. Effective January 2, 2008:

            a. For each year of service between March 3, 1978 and March 3, 1993 (including service with predecessor companies), provide an additional monthly pension benefit of $12.50.

D. The Company will draft a revised Summary Plan Description (including conforming changes), subject to the approval of the Union. Details of the pension plan will be contained in a Summary Plan Description which will be made part of the Agreement and shall not be changed during the term of this Agreement without the consent of the Union.

ARTICLE 24 - CONTRACTING OUT

Section 1. General Production & Services. Production, service, and day-to-day maintenance and repair work performed by Employees in the bargaining unit, shall not be contracted out unless qualified employees and/or equipment are not available. However, the Company shall have the right to continue contracting out the functions being contracted out as of the effective date of this Agreement unless such functions were contracted out as part of a significant increase in contracting out after December 31, 2003. The purchase of standard components or parts or supply items mass produced for sale shall not be considered contracting out.

Section 2. New Construction/Major Reconstruction. New construction, including major installation, major replacement of production facilities, and major reconstruction at the plant, may be contracted out.

Section 3. Warranty and/or Manufacturer's Guarantee. Work that is covered by warranty and/or manufacturer's guarantee may be contracted out. Copies of all such warranties and/or manufacturer's guarantees shall be provided to the Plant Union Committee immediately upon their issue.

Section 4. Emergency Situations. Contractors may be used in an emergency situation to expedite the restoration of orderly operations.

Section 5. Contracting-Out Committee.

      A. A regularly constituted committee consisting of not more than four employees, half of whom shall be members of the bargaining unit and designated by the Union in writing to the Plant management and the other half designated in writing to the Union by the Plant management, shall attempt to resolve problems in connection with this Article.

      B. Such committee shall meet on an as needed basis to discuss any current problems with respect to contracting-out brought to the attention of the committee.

Section 6. District Director/Company Union Relations Representative. It is the intent of the parties that the members of the joint plant contracting-out committee shall engage in discussions in a good-faith effort to arrive at mutual understandings so that disputes and grievances can be avoided. If either the Company or the Union members of the committee feel that this is not being done, they may appeal to the District Director of the Union and the appropriate representative of the Company for review of the complaint about the failure of the committee to properly function. Such appeal shall result in a prompt investigation by the District Director or his designated representative and the Company's Representative.

      This provision shall in no way affect the rights of the parties in connection with the processing of any grievance relating to the subject of contracting-out.

Section 7. Notification for Contracting Out. Before the Company finally decides to contract out an item of work as to which it claims the right to contract out, a Union committee member will be notified. In emergency situations, notification may occur following the commencement of work.

ARTICLE 25 - PROHIBITION OF STRIKES AND LOCKOUTS

During the term of this Agreement, neither the Union nor any Employee shall: (a) engage in or in any way encourage or sanction any strike or other action which shall interrupt or interfere with the work or production at the Plant; (b) honor third party, stranger or sympathy pickets of any kind; or (c) prevent or attempt to prevent the access of Employees to the Plant. During the term of this Agreement the Company shall not engage in any lockout of the Employees of the Plant. The Company may discharge any Employee who shall violate the provisions of this Article.

ARTICLE 26 - SAVINGS CLAUSE

It is assumed by the parties that each provision of this Agreement is in conformity with all applicable State and Federal laws. Should it be determined that it would be in violation of a State and/or Federal statute to comply with any provision of this Agreement, the parties will agree to renegotiate such provisions and make them conform to the applicable law. All other provisions of the Agreement shall remain in full force and effect.

ARTICLE 27 - PAST LOCAL WORKING CONDITIONS, PRACTICES, WORK RULES AND PRIOR AGREEMENTS

Section 1. Past Local Working Conditions, Practices and Work Rules. All past local working conditions, practices and work rules, whether written, oral, or established by custom, habit, or agreement prior to March 4, 1993, are hereby terminated.

Section 2. Prior Agreements. Any prior agreements between the Union and old CF&I shall have no force or effect between the parties hereto except as provided in
Article 14 of this Agreement.

Section 3. Disciplinary Records. All disciplinary records in effect prior to March 4, 1993 are hereby terminated. When an Employee has completed twelve (12) consecutive months of work without discipline for related infractions, prior Oral Warnings for such offenses shall not be used for further disciplinary action (24 months in the case of Written Warnings, but not Final Written Warnings); however, with respect to final written warnings issued as a result of the Absentee Policy, if there has been no occurrence, they will not be used for further discipline after 24 months) No Employee will receive any disciplinary action without a written notice being provided to the Employee and the Union.

Section 4. Local Working Conditions. All present local understandings, supplements or conditions of employment which grant to the Employee or Company benefits or protections not provided by the Agreement and which are not in conflict with the Agreement, shall remain in effect unless changed by mutual agreement, and in no case shall such local understanding, supplement or condition of employment be effective to deprive and Employee or the Company of rights under this Agreement.

The settlement of a grievance prior to arbitration under the provisions of this Article shall not constitute a precedent in the settlement of grievances in other situations in this area.

Section 5. Attendance Policy. The Company has adopted a policy regulating absenteeism. The Company will advise and confer with the Union in advance of any future modifications to the policy.

ATTENDANCE

The parties recognize that absenteeism has an adverse impact upon the morale and job security of the Employees who are good attenders and the productivity of the operations. At the same time, the Company's Absentee Policy will assure that equitable treatment is applied to all Employees.

Such time away from work shall be granted according to the following terms:

1) The Company's Absentee policy does not limit an Employee's rights under the agreed-to personal Leave provision of the Contract or under the Family Medical Leave Act.

2) Employees shall be permitted to seek permission for an absence, either before or after said absence as provided by the Absentee Policy and, where possible, permission in advance shall be sought by prearranged leave twenty-four hours in advance. If the employee's condition does not permit twenty-four (24) hours advance notice, such as physical disability, death in the family, or similar circumstances, then the employee should provide proof that the absence was for cause and such employee will not be charged an occurrence under the Absentee Policy. The Employee shall discuss the matter with their General Foreman or his designee the day they return to work, and such employee will be required to report off as soon as possible.

3) Unexcused tardiness and leaving work early shall be counted as one-half of an Occurrence, unless excused.

4) Should an Employee be penalized by the Company's Absentee Policy or this section, and the Employee objects to such penalty, the case may be referred to the Grievance Procedure in accordance with Article 8.

Section 6. Employee Records. Employee's records shall be made available to the Employee for review at reasonable times and shall be subject to the Grievance Procedure should any dispute arise concerning any such item.

ARTICLE 28 - INTRAPLANT COMBINATIONS OR TRANSFERS

Section 1. Seniority Claims. It is recognized that conflicting seniority claims among Employees may arise when department facilities are created, expanded, added, merged, or discontinued, involving the possible transfer of Employees. It is agreed that such claims are matters for which adjustment shall be sought between Management and the appropriate grievance representatives or committees.

Section 2. Seniority Claims Resolution. In the event the above procedure does not result in agreement, the International Union and the Company may work out such agreement as they deem appropriate irrespective of existing seniority agreements or may submit the matter to arbitration under such conditions, procedures, guides and stipulations as to which they may mutually agree.

ARTICLE 29 - NEW FACILITIES

Section 1. Manning Procedure. In the manning of jobs on new facilities within the Pueblo plant, the Company and the Plant Union Committee shall meet and negotiate which jobs shall be filled by senior qualified Employees (as defined in Article 7) who bid for such jobs from the following categories in the following order but subject to Section 2 below:

      A. Employees being directly displaced in the department as the result of the installation of the new facilities.

      B. Employees employed or laid off in department where the facility is being placed.

      C. By seniority, Employees, including those laid off, in other departments in the bargaining unit.

      D. Employees in other Local Union 2102 bargaining units.

      E. Employees in Local Union 3267 bargaining units.

Section 2. New Facility Training. Should Management deem it necessary to assign an Employee to his regular job at the old facility in order to continue its efficient operation, it may do so on the basis of establishing such Employee on the new job and temporarily assigning him to his former job until a suitable replacement can be trained for the job or its performance is no longer required. In such event, such Employee shall be entitled to earnings not less than what he would have made had he been working on the job on which he had been established.

ARTICLE 30 - AUTOMATION AND TECHNOLOGICAL CHANGE

      A. When the installation of mechanical or electronic equipment may have an effect on the job status of the represented Employees of this bargaining unit covered by this Agreement, the Company shall review and negotiate the matter with the Local Union Grievance Committee as soon as possible in advance of the date on which job status may be affected and provide the final details, such as the jobs and Employees involved, as soon as known in advance of the date on which the job status will be affected. Should such equipment or change have an effect on the job status of represented Employees after its initial change, the provisions of this Article shall be followed.

      B. In such cases, Management shall provide training for the Employees affected by such change in order that such Employees may have an opportunity to become qualified for available jobs.

      C. Nothing in this article shall restrict Management's right to make such automation and technological changes as part of Management's function.

ARTICLE 31 - BULLETIN BOARDS

      The Union shall have the right to post notices on specific bulletin boards, glass covered and locked, provided for that purpose. Copies of all such notices shall be submitted to the Employee Resources Department for approval and shall be restricted to:

1. Notices of meetings of the Union;

2. Notices of its election;

3. Notices of its appointments to office and the results of its elections;

4. Notices of its social, educational or recreational affairs.

5. Such other items as the Union may feel necessary to properly inform the Membership of its activities and/or goals.

ARTICLE 32 - SUCCESSORSHIP

      The Companies agree that they will not, directly or indirectly, sell, convey, assign, or otherwise transfer any plant or significant part thereof of CF&I Steel, L.P. (d/b/a Rocky Mountain Steel Mills), covered by a Labor Agreement with the United Steelworkers of America that the Companies have not declared permanently shut down to any other party (Buyer) who intends to continue to operate the business as the Companies had, unless the following conditions have been satisfied prior to the closing date of the sale:

            (a) The Buyer shall have entered into an Agreement with the Union, recognizing it as the bargaining representative for the Employees within the existing bargaining units.

            (b) The Buyer shall have entered into an Agreement with the Union establishing the terms and conditions of employment to be effective as of the closing date.

            (c) If requested by the Companies, the Union will enter into negotiations with the Companies on the subject of releasing and discharging the Companies from any obligation, responsibilities, and liabilities to the Union and the Employees, except as the parties otherwise mutually agree.

This provision is not intended to apply to any transactions solely between the Companies and any of their subsidiaries or affiliates, or to any transaction involving the sale or issuance of stock, except that this provision shall apply to a transaction or a series of transactions that result in a change of control.

For the purposes of this Article, the Companies shall be defined as Oregon Steel Mills, Inc., New CF&I, Inc., and CF&I Steel, L.P. (d/b/a Rocky Mountain Steel Mills).

ARTICLE 33 - SHUT DOWN ALLOWANCE

      A. Condition of Allowance. When in the sole judgment of the Company, it decides to close permanently the plant or discontinue permanently a department of the plant and terminate the employment of individuals, an Employee who is terminated either directly or indirectly as a result because he is not entitled to other employment with the Company under the provisions of Article 7 - Seniority shall be entitled to a shutdown allowance in accordance with and subject to the following provisions. Before the Company shall finally decide to close permanently the plant or discontinue permanently a department of the plant, it shall give the Union, when practicable, advance written notification of its intention. Such notification shall be given as far in advance as is practicable. The Company will thereafter meet with appropriate Union representatives in order to provide them with an opportunity to discuss the Company's proposed course of action. Upon conclusion of such meetings, the Company shall advise the Union of its final decision. The final closure decision shall be the exclusive function of the Company. This notification provision shall not be interpreted to offset the Company's right to lay off or in any way reduce or increase the working force in accordance with its currently existing rights as set forth in Article 3 of this Agreement.

      B. Eligibility. To be eligible for a shut down allowance, an affected Employee must have accumulated three or more years of continuous Company service at the time of the shutdown. This shut down allowance is not applicable for layoff situations, for terminations based on corrective actions, when the affected Employee is offered and turns down other employment within the plant.

      C. Scale of Allowance. An eligible individual shall receive shut down allowance based upon the following weeks for the corresponding continuous company service.

CONTINUOUS COMPANY SERVICE              WEEKS SHUT DOWN ALLOWANCE
3 YEARS BUT LESS THAN 5 YEARS                       4
5 YEARS BUT LESS THAN 7                             6
7 YEARS BUT LESS THAN 10                            7
10 YEARS OR MORE                                    8

      D. Calculation of Allowance. A week's shut down allowance shall be determined in accordance with the provisions for calculation of vacation pay as set for the in Article 16 - Vacations.

      E. Non-duplication of Allowance

Shut down allowance shall not be duplicated for the same shutdown whether the other obligation arises by reason of contract, law or otherwise. If an individual is or shall be come entitled to any discharge, liquidation, shutdown, shut down, dismissal allowance, penalty or payment of any kind by reason of any law of the United States of America or state law or county ordinance, the total amount of such payment shall be deducted from the shut down allowance the individual would otherwise be entitled to under this Article, or any payment made by the Company under this Article may be offset against such payments. Statutory unemployment compensation payments shall be excluded from this non-duplication provision.

      F. Election Concerning Lay Off Status

Notwithstanding any other provisions of this Agreement, a non-probationary employee who would otherwise be terminated in accordance with the applicable provisions of this Article, at such time may elect to be placed on lay off status for 60 calendar days or to continue on lay off status for an additional 60 calendar days if he is already on lay off status. At the end of the 60 calendar day period he may elect to be terminated and receive shut down allowance if he is eligible for such allowance under the provisions of this Article. If an employee elects to continue on lay off status, then in lieu of shut down allowance (pay), he shall instead continue on such lay off status with recall and bidding rights granted in this Agreement up to the expiration or termination of the Agreement unless extended by mutual agreement of the parties. It is understood, however, that an employee who so elects continued lay off status has forfeited his right to shut down allowance (pay).

      G. Payment of Shut Down Allowance

Payment shall be made in a lump sum at the time of termination in accordance with the non-duplication provisions of this Article. Acceptance of shut down allowance shall terminate employment and continuous service for all purposes under this Agreement.

ARTICLE 34 - PROFIT PARTICIPATION

1.    Introduction

      The parties agree to establish a profit sharing plan (the Plan).

2.    Level of Payout

      For the purposes of this Article, the Company shall be defined as CF&I Steel, L.P. (d/b/a Rocky Mountain Steel Mills).

      The Company agrees that it will create a profit sharing pool (the Pool) consisting of five percent (5%) of the Company's Quarterly Profits, as defined below, and to distribute the Pool within thirty (30) days of the end of each fiscal quarter (sixty (60) days after the end of the fourth quarter), in the manner described below.

3.    Calculation of Profits

      a. Operating Income of the Company calculated on a consolidated basis in accordance with United States Generally Accepted Accounting Policies (GAAP)

      b. with the following exclusions:

            1. income or loss related to any charges or credits (whether or not identified as special credits or charges) for unusual, infrequently occurring or extraordinary items, including credits or charges for plant closures, business dispositions and asset sales that are not normal operating charges or credits of the Company;

            2. any cost or expense associated with the Plan or any other profit sharing or similar plan for any of the Company's employees (including but not limited to the BPPSO);

            3. any expense attributable to the allocation or contribution of stock to Company employees; and

            4. any payment, fees or other expenses that are not in the normal course of business paid directly or indirectly to any person or entity who directly or indirectly owns or controls any equity or equity-like interest in the Company. The following related party costs are specifically considered to be in the normal course of business;

                  (i) Corporate administration expenses from Oregon Steel Mills, Inc. allocated to the Company using the same methodology that is used by Oregon Steel Mills to allocate corporate administration expenses to other subsidiary companies of Oregon Steel;

                  (ii) Reasonable costs for services provided by the C&W Railroad; and

                  (iii) Contractual payments related to head hardened steel rail making technology made to Nippon Steel Corporation and its affiliates.

4.    Individual Entitlement

      The Pool will be divided among all eligible employees (Participants) on the basis of their Hours (as defined below) of each Participant in the weeks or partial weeks, within each fiscal quarter. New employees' participation begins after a 90-day qualification period. Earnings from the 91st day forward are taken into account in determining Profit Participation distribution. Employees terminated before the last day of the quarter for reasons other than death, disability, layoff or retirement under the Company Pension Plan are ineligible for any distribution for that quarter.

5. Hours

      Hours shall include the following, but shall not exceed forty (40) hours for any week (prorated for partial weeks in the quarter) for any
      Participant: hours worked (including straight time and overtime hours), vacation and holiday hours at the rate of eight (8) hours for each holiday or day of vacation; hours on Union business; and hours, at the rate of eight (8) hours a day, while receiving Workers' Compensation benefits (based on the number of days absent from work while receiving such benefits).

6. Administration of the Plan

      a. The Plan will be administered by the Company in accordance with its terms and the costs of administration shall be the responsibility of the Company. Upon determination of each Quarterly Profit calculation, such calculation shall be forwarded to the Chair of the Union Negotiating Committee accompanied by a Certificate of Officer signed by the Chief Financial Officer of the Company, providing a detailed description of any adjustments made to Operating Income and stating that Operating Income was determined in accordance with GAAP and that Quarterly Profit was calculated in accordance with this Section.

      b. The Union, through the Chair of its Negotiating Committee or his/her designee, shall have the right to review and audit any information, calculation or other matters concerning the Plan. The Company shall provide the Union with any information reasonably requested in connection with its review. The reasonable actual costs incurred by the Union in connection with any such audit shall be paid from the Pool and deducted from the amount otherwise available under the Pool for distribution to Employees.

      c. In the event that a discrepancy exists between the Company's Profit Sharing calculation and the results obtained by the Union's review, the Chairs of the Union and Company Negotiating Committees shall attempt to reach an agreement regarding the discrepancy. In the event that they cannot resolve the dispute, either party may submit such dispute to final and binding arbitration under the grievance procedure provided in this Agreement.

7.    Prompt Payment

      Notwithstanding Paragraph 6, the Company shall comply with the requirements of Paragraphs 2 through 5 based on its interpretation of the appropriate payout. If the process described in Paragraph 6 results in a requirement for an additional payout, said payout shall be made no more than fourteen (14) days after the date of the agreed upon resolution or issuance of the arbitrator's decision.

8.    Summary Description

The parties will jointly develop a description of the calculations used to derive profit sharing payments under the Plan for each quarter and distribute it to each Participant.

ARTICLE 35 - 401(k) SAVINGS PLAN

During the term of this agreement, the Company shall provide a 401(k) Savings Plan. Employees covered by this agreement shall be eligible for participation in the 401 (k) Savings Plan without discrimination and the governing terms for the 401(k) Savings Plan are set forth in the Summary Plan Description. The level of benefits provided by the Company under this Article shall remain substantially the same for the term of the agreement.

The level of Company contribution to an eligible Employee during the term of this Agreement shall be 50% of the first 4% of an Employee's pre-tax deferral.

ARTICLE 36 - NEUTRALITY

1.    Introduction

            For the purposes of this Neutrality Agreement, "Companies," collectively, or "Company," individually, is defined as CF&I, L.P. (d/b/a Rocky Mountain Steel Mills), Oregon Steel Mills, Inc.'s Portland, Oregon Steelworks, Napa Pipe Corp., and Columbia Structural Tubing. The Company and the Union have developed a constructive and harmonious relationship built on trust, integrity and mutual respect. The parties place a high value on the continuation and improvement of that relationship.

2.    Neutrality

      a. To underscore the Company's commitment in this matter, it agrees to adopt a position of Neutrality regarding the unionization of any production and maintenance employees of the Company.

      b. Neutrality means that, except as explicitly provided herein, the Company will not in any way, directly or indirectly, involve itself in any matter which involves the unionization of its production and maintenance employees, including but not limited to efforts by the Union to represent the Company's production and maintenance employees or efforts by its production and maintenance employees to investigate or pursue unionization.

      c. The Company's commitment to remain neutral as defined above may only cease upon the Company demonstrating to the arbitrator under Paragraph 7 below that in connection with an Organizing Campaign (as defined in Paragraphs 3(a) through 3(c) below) the Union is intentionally or repeatedly (after having the matter called to the Union's attention) materially misrepresenting to the employees the facts surrounding their employment or is unfairly demeaning the integrity or character of the Company or its representatives.

3.    Organizing Procedures

      a. Prior to the Union distributing authorization cards to non-represented employees at a facility owned, controlled or operated by the Company, the Union shall provide the Company with written notification (Written Notification) that an organizing campaign (Organizing Campaign) will begin. The Written Notification will include a description of the proposed bargaining unit.

      b. The Organizing Campaign shall begin immediately upon provision of Written Notification and continue until the earliest of: (1) the Union gaining recognition under Paragraph 3(d)(5) below; (2) written notification by the Union that it wishes to discontinue the Organizing Campaign; or (3) ninety (90) days from provision of Written Notification to the Company.

      c. There shall be no more than one (1) Organizing Campaign in a bargaining unit in any twelve (12) month period.

      d. Upon Written Notification the following shall occur:

                  (1)   Notice Posting

                        The Company shall post a notice on all bulletin boards of the facility where notices are customarily posted as soon as the Unit Determination Procedure in Paragraph 3(d)(3) below is completed. This notice shall read as follows:

                        "NOTICE TO EMPLOYEES

                        We have been formally advised that the United Steelworkers of America is conducting an organizing campaign among certain of our employees. This is to advise you that:

                        1. The Company does not oppose collective bargaining or the unionization of our employees.

                        2. The choice of whether or not to be represented by a union is yours alone to make.

                        3. We will not interfere in any way with your exercise of that choice.

                        4. The Union will conduct its organizing effort over the next ninety (90) days.

                        5. In their conduct of the organizing effort, the Union and its representatives are prohibited from misrepresenting the facts surrounding your employment. Nor may they unfairly demean the integrity or character of the Company or its representatives.

                        6. If the Union secures a simple majority of authorization cards of the employees in [insert description of bargaining unit provided by the Union] the Company shall recognize the Union as the exclusive representative of such employees without a secret ballot election conducted by the National Labor Relations Board.

                        7. The authorization cards must unambiguously state that the signing employees desire to designate the Union as their exclusive representative.

                        8. Employee signatures on the authorization cards will be confidentially verified by a neutral third party chosen by the Company and the Union."

                        Following receipt of Written Notification, the Company may only communicate to its employees on subjects which directly or indirectly concern unionization on the issues covered in the Notice set forth above or raised by other terms of this Neutrality Article and consistent with this Article and its spirit and intent.

                  (2)   Employee Lists

                        Within five (5) days following Written Notification, the Company shall provide the Union with a complete list of all of its employees in the proposed bargaining unit who are eligible for Union representation. Such list shall include each employee's full name, home address, job title and work location. Upon the completion of the Unit Determination Procedure described in Paragraph 3(d)(3) below, an amended list will be provided if the proposed unit is changed as a result of such Unit Determination Procedure. Thereafter during the Organizing Campaign, the Company will provide the Union with updated lists monthly.

                      (3) Determination of Appropriate Unit

                        As soon as practicable following Written Notification, the parties will meet to attempt to reach an agreement on the unit appropriate for bargaining. In the event that the parties are unable to agree on an appropriate unit, either party may refer the matter to the Dispute Resolution Procedure contained in Paragraph 7 below. In resolving any dispute over the scope of the unit, the arbitrator shall apply the principles used by the National Labor Relations Board.

                  (4)   Card Check/Union Recognition

                        (a) If, at any time during an Organizing Campaign which follows the existence of a substantial and representative complement of employees in any unit appropriate for collective bargaining, the Union demands recognition, the parties will request that a mutually acceptable neutral (or an arbitrator from the American Arbitration Association if no agreement on a mutually acceptable neutral can be reached) conduct a card check within five (5) days of the making of the request.

                        (b) The neutral shall confidentially compare the authorization cards submitted by the Union against original handwriting exemplars of the entire bargaining unit furnished by the Company. If the neutral determines that a simple majority of eligible employees has signed cards which unambiguously state that the signing employees desire to designate the Union as their exclusive representative for collective bargaining purposes, and that cards were signed and dated during the Organizing Campaign, then the Company shall recognize the Union as the exclusive representative of such employees without a secret ballot election conducted by the National Labor Relations Board.

                        (c) The list of eligible employees submitted to the neutral shall be jointly prepared by the Union and the Company.

4. Hiring

      a. The Company shall, at any facility which it builds or acquires, give preference in hiring to qualified employees of the Company then accruing Continuous Service under the Collective Bargaining Agreement.

      b. Before implementing Paragraph 4(a), the Company and the Union will decide how this preference will be applied.

      c. In determining whether to hire any applicant (whether or not such applicant is an Employee covered by the Collective Bargaining Agreement), the Company shall refrain from using any selection procedure which, directly or indirectly, evaluates applicants based on their attitudes or behavior toward unions or collective bargaining.

5.    Dispute Resolution

      a. Any alleged violation or dispute involving the terms of this Article may be brought to a joint committee of one (1) representative each from the Company and the Union. If the alleged violation or dispute cannot be satisfactorily resolved by the parties, either party may submit such dispute to the arbitrator. A hearing shall be held within ten (10) days following such submission and the arbitrator shall issue a decision within five (5) days thereafter. Such decision shall be in writing and need only succinctly explain the basis for the findings. All decisions by the arbitrator pursuant to this Article shall be based on the terms of this Article and the applicable provisions of the law. The arbitrator's remedial authority shall include the power to issue an order requiring the Company to recognize the Union where, in all the circumstances, such an order would be appropriate.

      b. The arbitrator's award shall be final and binding on the parties and all employees covered by this Article. Each party expressly waives the right to seek judicial review of said award; however, each party retains the right to seek judicial enforcement of said award.

      c. For any dispute under this Article and the interest arbitration procedure described in Paragraph 6 above, the parties shall choose the arbitrator as they would under the Grievance and Arbitration Article of the Collective Bargaining Agreement.

6. Effective Date of this Neutrality Agreement

      This Article shall become effective on January 1, 2005 for Oregon Steel Mills' Portland Steelworks. This Article shall become effective on January 1, 2006 for Napa Pipe Corp. and Columbia Structural Tubing.

ARTICLE 37 - INVESTMENT COMMITMENT

1. The Company agrees to make the reasonable and necessary capital expenditures required to maintain the competitive status of the facilities covered by this collective bargaining agreement.

2. The Company will not pursue any transaction involving steel or steel-related assets that could have a material impact on the level or conditions of employment of USWA members employed by CF&I, L.P. (d/b/a Rocky Mountain Steel Mills) and covered by this Collective Bargaining Agreement without the approval of the USWA.

3. For the purpose of this Article the Company shall be defined as Oregon Steel Mills, Inc.

ARTICLE 38 - JOINT EFFORTS

1.    Information

      The Company shall provide the International Union with full and continuing access to its short and long-term operating results and forecasts including inputs relevant to the development of them; and the earliest practicable notification and continuing updates of any contemplated new facilities to be constructed or established.

2.    Strategic Committee

      a. A Joint Strategic Labor Management Committee (Strategic Committee) shall be established consisting of for the Company: the Chief Executive Officer and Chief Financial Officer of Oregon Steel Mills, Inc.; and the highest ranking official at the Company's Pueblo facility and for the Union: the District Director; the servicing Staff Representative; and such other representatives that are deemed appropriate by the Union. Each side shall designate a Co-Chair.

      b.    Meetings

            The Strategic Committee shall hold quarterly meetings in Pueblo (or at another location as agreed). These meetings will be for the purpose of reviewing and discussing the information described in Paragraph 1 above (it being understood that the Union Co-Chair will be updated more frequently regarding time-sensitive information) as well as other information and updates reasonably requested by the Union.

3. For the purposes of this Article, the Company shall be defined as New CF&I, Inc.

ARTICLE 39 - BOARD OF DIRECTORS

1. The Company and the Union acknowledge that every member of the Company's Board of Directors (Board, members of such Board, Directors) has a fiduciary duty to the Company and all of its stockholders.

2. The Company agrees that the Union shall have the right, subject to the procedure; the Directors' discharge of their fiduciary duties; and as described below, to designate an individual to serve on the Board of Oregon Steel Mills, Inc.

      a. The International President shall provide the Board's Chairman with the name and resume of the individual whom s/he wishes to have serve on the Board.

      b. Provided that the individual is acceptable to the Chairman, such acceptance not to be unreasonably withheld, the Chairman shall promptly recommend such individual to the Board's Nominating Committee, who absent compelling reasons to the contrary, shall promptly recommend such individual to the full Board for election at its next meeting.

      c. Once elected, the individual shall be recommended by the Board for election by the shareholders to serve a regular term at the Company's next Annual Meeting of Shareholders.

3. If after election, the individual becomes unwilling or unable to serve or the Union wishes to replace him/her, the International President shall provide the Board's Chairman with the name of a new individual whom s/he wishes to have serve on the Board and the process outlined above shall thereafter be followed. In such case the individual previously named by the International President may be removed from or not nominated for re-election to the Board.

4. At the time that any person is nominated by the Union as provided in this Article said nominee shall acknowledge in whatever fashion such acknowledgement is given by all of the Company's other Directors, that such nominee, if elected to the Board, would have a fiduciary duty to the Company and its stockholders.

5. For the purposes of this Article, the Company shall be defined as Oregon Steel Mills, Inc.

ARTICLE 40 - MISCELLANEOUS

Section 1. Termination. The effective date for all aspects of the settlement between the parties and the proposed collective bargaining agreements shall be the date defined in Section I, Part A of the Labor Dispute Settlement Agreement.

The expiration date of the proposed collective bargaining agreements shall be five calendar years measured from their effective date.

Section 2. Mailing of Notices. Any notice to be given under this Agreement shall be given by registered mail; and if by the Company, be addressed to the Union at the following address:

    United Steelworkers of America
    Subdistrict #6, District #38
    P.O. Box 2009 Pueblo, CO 81004

and if by the Union to the Company at:

    Mr. Mike Kraska
    Employee Resources Department
    Rocky Mountain Steel Mills
    P.O. Box 316 Pueblo, CO 81004

Either party may, by like written notice, change the address to which registered mail notice to it shall be given.

ROCKY MOUNTAIN STEEL MILLS

    by  Mike Kraska,
    Employee Resources Department

    by  Rob Simon,
    Vice President and General Manager

UNITED STEELWORKERS OF AMERICA

    by Leo W. Gerard
    President

    by James English
    Secretary - Treasurer

    by Andrew V. Palm
    Vice President, Administration

    by Leon Lynch
    Vice President - Human Affairs

    by Terry Bonds
    Director District #12

    by David Kins
    Subdirector Subdistrict #6

    by Ernie Hernandez
    President, Local 2102

APPENDIX A

SUMMARY OF ACTIVE HEALTH CARE BENEFITS

                                                  IN-NETWORK                              OUT-OF-NETWORK
-----------------------------------------------------------------------------------------------------------------
PLAN DESIGN                                   PPO                                 PPO

DEDUCTIBLE
     Individual                               None                                $300
     Family                                   None                                $600

COINSURANCE                                   10%                                 30%

OUT-OF-POCKET MAXIMUMS                        $1,000 per individual               $2,000 per individual
(Excludes deductible, copayments,             $2,000 per family                   $4,000 per family
prescription drug expenses and amounts
over "usual and customary")

LIFETIME MAXIMUM                              $2,000,000.                         $2,000,000.
                                              $1,000,000 human organ and          $1,000,000 human organ and
                                              tissue transplants.                 tissue transplants.

INPATIENT CARE

INPATIENT HOSPITAL CARE                       90%.                                70% after annual deductible.

MATERNITY SERVICES (PRENATAL AND              90%.                                70% after annual deductible.
DELIVERY)

IN-PATIENT SURGERY                            90%.                                70% after annual deductible.

DIAGNOSTIC TESTS, X-RAYS, AND LAB             90%.                                70% after annual deductible.
SERVICES

INPATIENT REHABILITATION SERVICES             90%.                                70% after annual deductible.
(Occupational Therapy, Physical
Therapy, Speech and Language Therapy)

HOSPICE CARE                                  100% coverage with no copay.        100% coverage after annual
                                                                                  deductible.

SKILLED NURSING FACILITY                      90%.                                70% after annual deductible.

HUMAN ORGAN AND TISSUE TRANSPLANTS            100% coverage with no copay,        Lesser of 50% coinsurance or
                                              subject to lifetime maximum.        50% of charge maximum, subject
                                                                                  to lifetime maximum.

HOME HEALTH CARE                              90%.                                70% after annual deductible.

ALCOHOL AND SUBSTANCE ABUSE CARE              90%.                                70% after annual deductible.
                                              Detoxification Limit: 7 days per    Detoxification Limit: 7 days per
                                              admission; 4 admissions per         admission; 4 admissions per
                                              lifetime.                           lifetime.
                                              Rehabilitation Limit: 30 days per   Rehabilitation Limit: 30 days per
                                              year; 90 days per lifetime.         year; 90 days per lifetime.

MENTAL HEALTH                                 90%. 45 full/90 partial             50% after annual deductible. 45
                                              inpatient days per yr.              full/90 partial inpatient days
                                                                                  per yr.

INPATIENT PRESCRIPTION DRUGS                  90%.                                70% after annual deductible.

TMJ                                           90%.                                70% after annual deductible.

DIAGNOSIS AND TREATMENT OF INFERTILITY        90%.                                70% after annual deductible.

OUTPATIENT CARE

OFFICE VISITS, PRIMARY CARE PHYSICIAN         100% after $15 copay.               70% after annual deductible.

OFFICE VISITS, SPECIALIST                     100% after $15 copay.               70% after annual deductible.

                                   APPENDIX A

                                                  IN-NETWORK                              OUT-OF-NETWORK
-----------------------------------------------------------------------------------------------------------------
WELL BABY AND CHILD CARE                      100% after $15 copay.               70% after annual deductible.

ROUTINE AND PREVENTIVE SERVICES               100% after $15 copay.               70% after annual deductible.

ALLERGY AND OTHER INJECTIONS                  100% after $15 copay.               70% after annual deductible.

CHIROPRACTIC SERVICES                         100% after $15 copay. 12 visit      70% after annual deductible. 12
                                              combined in and out-of-network      visit combined in and out-of-
                                              maximum.                            network maximum.

PODIATRY SERVICES                             90%.                                50% after annual deductible.

OUTPATIENT MENTAL HEALTH CARE                 100% after $15 copay.               70% after annual deductible.

OUTPATIENT SUBSTANCE ABUSE CARE               100% after $15 copay.               70% after annual deductible.
                                              Limits: 60 visits per year; 120     Limits: 60 visits per year; 120
                                              visits per lifetime                 visits per lifetime 30 visits may
                                              30 visits may be exchanged on a 2   be exchanged on a 2 for 1 basis
                                              for 1 basis to secure up to 15      to secure up to 15 additional
                                              additional days per year.           days per year.

OUTPATIENT SURGERY                            90%.                                70% after annual deductible.

AMBULANCE SERVICES                            100%.                               100% after annual deductible.

OUTPATIENT EMERGENCY ACCIDENT CARE            100% after $50 copay per            100% after $50 copay per
                                              emergency room visit.               emergency room visit.

OUTPATIENT REHABILITATION SERVICES            100% after $15 copay.               70% after annual deductible.
(Occupational Therapy, Physical Therapy,      [physical and occupational          [physical and occupational
Speech and Language Therapy)                  therapy 60 visit combined           therapy 60 visit combined
                                              maximum. Speech therapy maximum.
                                              Speech therapy combined combined
                                              20 visit maximum]. 20 visit
                                              maximum].

DURABLE MEDICAL EQUIPMENT                     80%.                                60% after annual deductible.
(wheelchairs, oxygen, etc.)

PROSTHETIC DEVICES                            90%.                                50% after annual deductible.
(pacemakers, braces, artificial limbs and
eyes, etc.)

DIAGNOSTIC TESTS, X-RAYS, AND LAB SERVICES    90%.                                70% after annual deductible.

RADIATION THERAPY                             90%.                                70% after annual deductible.

RETAIL PRESCRIPTION DRUG COPAYMENTS

GENERIC DRUGS                                 $10.                                50%

BRAND-NAME, FORMULARY DRUGS                   $20.                                50%.

BRAND-NAME NON-FORMULARY DRUGS                $30.                                50%.

MAIL ORDER PRESCRIPTION DRUG COPAYMENTS

GENERIC DRUGS                                 $20.                                Not applicable.

BRAND-NAME, FORMULARY DRUGS                   $40.                                Not applicable.

BRAND-NAME NON-FORMULARY DRUGS                $60.                                Not applicable.

Vision Plan
Annual Exam                     100% after $10 copay     $ 45
Hardware                        $20 copay per 24 mos.    $105

APPENDIX B

LINES OF PROGRESSION

Lines of Progression follow.

APPENDIX C

EDUCATIONAL ASSISTANCE

Rocky Mountain Steel Mills encourages Employees to develop the knowledge and skills which will help them to be even more effective in their current job and to prepare for additional responsibilities and possible promotion. This is done by reimbursing their expenses for approved job related college courses. (Probationary Employees are not eligible until after their probationary period.)

Currently, expenses for fees and books are reimbursed 100%. Expenses for tuition are reimbursed 100% up to an amount equal to the standard tuition charged by a four year state supported school for a similar class or number of credit hours. Any tuition costs above that rate are reimbursed at 50%. No more than nine credit hours will be reimbursed for any one term or semester. Reimbursement for classes subsidized by a government agency will be limited to eligible expenses not paid for by the government agency.

To take advantage of this benefit, Employees must do the following:

1. Prior to enrollment in a class, complete an Application for Educational Assistance and have it approved by their supervisor. Forms may be obtained from the Human Resource Department or Department Manager.

2. Following completion of the class, submit to the Employee Resources Department evidence of satisfactory completion of the class (for graded classes, this is a "C" or better). Also submit receipts for tuition, books and fees.

3. Additionally, the Company agrees that a reasonable effort will be made to schedule such Employee so there will be an absolute minimum disruption of mandatory class attendance time, so the Employee's grade will not be altered because of inability to attend because of worked time.

                                   APPENDIX B

APPENDIX D

NEW EMPLOYEE ORIENTATION

The United Steelworkers of America will develop a New Employee Orientation Program for bargaining unit Employees which shall entail the following:

-- An introduction of International Union officials and Local Union representatives;

-- Distribution and discussion of the USWA/Rocky Mountain Steel Mills labor Agreement, including any relevant local agreements, the probationary period and the grievance procedure;

-- Discussion of safety and health programs and safe work procedures;

-- Presentation and discussion of the history and achievements of the United Steelworkers of America and the Local Union, and the services that are provided by the various offices and committees;

-- Discussion of the structure of the Company, the Plant organization and the functions and services that are provided by the various departments.

During the orientation process a Union representative shall be given an opportunity to meet with the new Employees for a reasonable period of time to review matters noted above concerning the USWA.

                                   APPENDIX C

APPENDIX E

APPRENTICESHIP

                            APPRENTICESHIP STANDARDS

                           ROCKY MOUNTAIN STEEL MILLS

                                        &

                       THE UNITED STEELWORKERS OF AMERICA

                                  ON BEHALF OF

                                LOCAL UNION #2102

                            APPRENTICESHIP STANDARDS
                                TABLE OF CONTENTS

SECTION         TITLE                                                          PAGE
-----------------------------------------------------------------------------------
                FOREWORD                                                         3
                DEFINITIONS                                                      3
I               PURPOSE                                                          5
II              QUALIFICATIONS FOR AND SELECTION OF APPRENTICES                  5
III             APPRENTICESHIP AND TRAINING ADVISORY COMMITTEE                   5
IV              APPRENTICESHIP AGREEMENT                                         6
V               RATIO OF APPRENTICES TO JOURNEYMEN                               6
VI              TERM OF APPRENTICESHIP                                           6
VII             PROBATIONARY PERIOD                                              6
VIII            HOURS OF WORK                                                    6
IX              APPRENTICE WAGE SCHEDULE                                         7
X               CREDIT FOR PREVIOUS EXPERIENCE                                   7
XI              WORK EXPERIENCE                                                  8
XII             RELATED INSTRUCTION                                              8
XIII            SAFETY AND HEALTH TRAINING                                       8
XIV             SUPERVISION OF APPRENTICES                                       8
XV              PERIODIC EXAMINATION                                             8
XVI             CONTINUITY OF EMPLOYMENT                                         9
XVII            MAINTENANCE OF RECORDS                                           9
XVIII           CERTIFICATE OF COMPLETION                                        9
XIX             ESTABLISHMENT OF SENIORITY                                       9
XX              SCHEDULES                                                       10
XXI             OVERTIME                                                        10
XXII            CONSULTANTS                                                     10
XXIII           TERMINATION AND MODIFICATION                                    10
XXIV            AMENDMENTS OR MODIFICATIONS                                     10
XXV             ADJUSTING DIFFERENCES                                           10
XXVI            SELECTION OF APPRENTICES                                        10
XXVII           SEXUAL HARASSMENT                                               12
XXVIII          CONFORMANCE WITH STATE AND FEDERAL LAWS                         13
XXXIV           OFFICIAL ADOPTION OF STANDARDS                                  13

ATTACHMENTS:

                                 TRADE SCHEDULE

                            APPRENTICESHIP AGREEMENT

FOREWORD

Rocky Mountain Steel Mills and the United Steelworkers of America, on behalf of Local Union #2102 recognize the need for continuous training to maintain the high levels of skill and competence demanded in this occupation, to provide adequate numbers of skilled workers, and to ensure public satisfaction and provide for the growth and progress within the community and the Nation. Experience has demonstrated that the only practical and sound method of preparing workers for skilled occupations is through planned apprenticeship, providing for employment and training under actual job conditions by skilled workers and at wages commensurate with the apprentice's skill. In addition, the apprentice's knowledge and understanding of the trade is broadened through participation in approved courses of related and supplemental training. Further, recognizing that the responsibility for training rests with those in the occupation, who are the users of those skills, the sponsor has formulated and adopted these Apprenticeship Standards for the training of apprentices in this occupation.

DEFINITIONS

ROCKY MOUNTAIN STEEL MILLS, PUEBLO, COLORADO.

STANDARDS OR STANDARDS OF APPRENTICESHIP: Means this entire document, including the attached "Trade Schedule(s)" and other attachments hereto.

APPRENTICESHIP AND TRAINING ADVISORY COMMITTEE: Means the Committee composed of two (2) representatives selected by the Company and two (2) members selected by The United Steelworkers of America Local #2102. Sometimes referred to as "Committee" or "JAC". One alternate may be named by each group to take the place of a regular member who may be unable to be present at any Committee meeting. The Committee shall elect a chairman and secretary; the Committee shall determine the time and place of regular meetings; establish minimum standards of training and experience; adjust all apprentice complaints dealing with the Apprentice program; review and make recommendations relative to any determination of credit in connection with an apprentice's previous experience; and to be responsible in general for the successful operation of the Standards by performing the duties herein listed by cooperating with the public and private agencies which can be of assistance, and by keeping in touch with all parties concerned --- apprentices, employer, journeyman and appropriate agencies.

APPRENTICE: Means a person meeting the qualifications described in Section II of these Standards who has entered into a written Apprenticeship Agreement providing for learning and acquiring the skills of a recognized trade under the provisions of these Standards.

APPRENTICESHIP AGREEMENT: This term, which is synonymous with "Indenture" as sometimes used, means the written document between the Apprentice and the Employer setting forth the responsibilities and obligations of both with respect to the Apprentice's employment and training under these Standards.

GENDER CLAUSE: Any reference to either the male or female gender in these Standards is intended to include both genders and is not to be considered as a limitation on either sex. The term journeyman(men) or craftsman(men) within these Standards shall be considered a performance level and not a gender term.

I.       PURPOSE

A. To encourage careful selection of persons entering the trade with due regard to health, physical fitness, aptitude, attitudes, and physical characteristics.

B. To provide an approved plan of training which will equip such persons for profitable employment demands.

C. To relate the future supply of skilled workers to probable employment demands.

D. To assure that the employer may obtain the services of proficient workers.

E. To provide the public with the highest possible grade of products and service in conformity with approved practices of safety and skilled craftsmanship.

II.      QUALIFICATIONS FOR AND SELECTION OF APPRENTICES

A. Qualifications: Applicants accepted and indentured as Apprentices in this program shall meet the basic qualifications identified in the attached Section XXIV- Selection of Apprentices.

B.       Selection:

1. Pledge: "The recruitment, selection, employment, and training of Apprentices during their apprenticeship, shall be without discrimination because of race, color, religion, national origin, disability, sex, age or status as a Vietnam era or Disabled Veteran."

2. Maintenance of Records: "Records relating to the recruitment, selection, employment and training, and any other information relevant to the operation of the program shall be maintained for five (5) years. The records shall permit identification of minority and female (minority and non-minority) participants."

III.     APPRENTICESHIP AND TRAINING ADVISORY COMMITTEE

A. Authority of Committee: The Joint Apprenticeship Committee established under these Standards shall be the administrative body for the Apprenticeship Program outlined in these Standards. The responsibility for this Program rests with the United Steelworkers of America, Local Union #2102 and Rocky Mountain Steel Mills.

B. Composition: The Committee shall be made of two (2) representatives of the Company and two (2) members selected by the USWA, Local #2102. The Committee will elect a Chairman and Secretary to take minutes of each meeting. All members will have the authority to vote on all questions.

C.       Procedures of the Committee:

  1. Recommend approval of Apprenticeship Agreements.

  2. Hear and adjust differences pertaining to the apprenticeship program.

  3. Determine the progress of apprentices by reviewing the records of on-the-job work and related technical instruction; make recommendations for advancement.

  4. Make recommendations for final determination of the canceling of any Apprenticeship Agreement.

  5. Keep schedules of work experience current with changes in the industry.

                                  APPENDIX D-2

  6. Make the necessary arrangements for apprentices to receive required related technical instruction.

  7. Make recommendations for requests certifying that apprentices have satisfactorily completed their training under the program and forwarding the request for a Completion Certificate to the Employer.

  8. Maintain such records relating to recruitment, selection, employment and training, and any other information relevant to the operation of the program for five (5) years.

  9. Make recommendations for the successful operation of the Apprenticeship Program.

IV. APPRENTICESHIP AGREEMENT

Each Apprentice shall be covered by a written Apprenticeship Agreement, signed by the Sponsor and the Apprentice. Such Agreement shall contain a statement making the terms and conditions of these Standards a part of the Agreement, as if expressly written therein. A copy of each Agreement shall be furnished to the Apprentice and to the Employer.

V. RATIO OF APPRENTICES TO JOURNEYMEN

Only that number of apprentices will be employed as can be given proper supervision and training and can be assured of reasonable opportunity for employment on the completion of the apprenticeship. The ratio shall be as stated on the applicable "Trade Schedule" attached to and made a part of these Standards.

VI. TERM OF APPRENTICESHIP

The term of apprenticeship shall be a period of reasonably continuous employment, including the probationary period (if applicable), as stated on the relevant "Trade Schedule" attached to and made a part of these Standards; plus the required hours per year of related instruction. In the event the Apprentices are required to work overtime, they shall receive credit on the term of apprenticeship for only the actual hours worked, although their pay may be calculated at overtime rates. The Apprentice's progress in each phase of apprenticeship may be determined on an actual hour basis. Therefore, an Apprentice who, by unusual aptitude or past education and/or practical experience, achieves the desired level in a phase of the apprenticeship in less that the time designated, may be advanced to the next phase. The determination of such advancement is the responsibility of the Committee.

VII. PROBATIONARY PERIOD (if applicable)

The first 750 hours of employment for the Apprentice, after signing the Apprenticeship Agreement, shall be a probationary period. During this probationary period, either party may terminate the Apprenticeship Agreement without stated cause. After the probationary period the Agreement may be canceled for cause, with written notice to the Apprentice and after a reasonable opportunity for corrective action. Only individuals selected as Apprentices who are also new hires will be subject to a probationary period.

VIII. HOURS OF WORK

Apprentices will be employed under the supervision of a competent journeyman, and the hours of work and other conditions shall be the same as for journeymen doing comparable work.

                                  APPENDIX D-3

IX. APPRENTICE WAGE SCHEDULE

Apprentices shall be paid a progressively increasing schedule of wages for each hour spent on the job during their apprenticeship based on the acquisition of increased skill and competence as the training progresses. The wage schedule for each trade covered in these Standards is stated on the applicable "Trade Schedule" attached to these Standards. At no time will the starting wage rate be less than that required by any minimum wage law which may be legally applicable.

X. CREDIT FOR PREVIOUS EXPERIENCE

Apprentices may be given credit for documented previous experience for the time they have served as such under a verbal or written agreement, whether previously employed by the Sponsor or elsewhere. The Apprentice will be paid the wage rate of the period to which such credit advances them.

XI. WORK EXPERIENCE

The Apprentices shall be given work experience and training in the trade to assure them the skill and proficiency which characterize a qualified journeyman as herein defined. Such on-the-job training shall be carried on under the direction and guidance of a qualified journeyman in the trade. The Schedule of Work Experience for each trade covered in these Standards is shown on the applicable "Trade Schedule" attached to and forming a part of these Standards.

XII. RELATED INSTRUCTION

All Apprentices shall be required to attend classes in subjects related to the trade as part of their Apprenticeship Agreement. At least three (3) hours per week is recommended. These classes may be given during or outside the regular working hours, depending upon available facilities. All time spent in such classes after regular working hours shall not be considered as hours of work. If required to attend classes during the regular working hours, the Apprentices shall be compensated at their regular hourly rate. If, for any reason, classroom instruction is not practicable, the related training may be conducted by means of correspondence, home study, or employer-sponsored courses. The Committee shall be responsible for ensuring that the required related instruction commitments are fulfilled by all Apprentices within the scheduled time span. The amount of time to be devoted to each subject and the sequence they are to follow will depend upon the type of work being performed by the Apprentice. Instruction shall be so coordinated with the work that the Apprentice and the Employer will receive the maximum benefits from such instruction. Failure on the part of the apprentices to fulfill their obligation as to the related training studies and/or attendance, or their failure to maintain passing grades therein, shall constitute adequate cause for cancellation of their Apprenticeship Agreement.

XIII. SAFETY AND HEALTH TRAINING

The Employer shall instruct the Apprentice in safe and healthful work practices and shall ensure that the Apprentice is training in facilities and other environments that are in compliance with either the Occupational Safety and Health Standards promulgated by the Secretary of Labor under Public Law 91-596, dated December 29, 1970, or State Standards that have been found to be at least as effective as the Federal Standards.

XIV. SUPERVISION OF APPRENTICES

The Employer shall designate a person who shall be known as the Supervisor of Apprentices (this may be a Manager, General Foreman, Foreman, or a qualified journeyman). It shall be the

                                  APPENDIX D-4

Supervisor of Apprentices' responsibility to assign the Apprentices work in accordance with the predetermined schedule of work processes.

XV. PERIODIC EXAMINATION

Each Apprentice shall be responsible for maintaining a daily record of work experience and shall have this record verified by his/her Foreman or Supervisor each month. These records shall reflect a total number of hours for the month, and the hours shall be carried forward each month on a cumulative basis. At any time, the Foreman or Supervisor may add his/her evaluation of the Apprentice's performance to the record of work experience. The monthly work record is to be turned in to the Committee no later than the 5th working day following the month of the report and filed in the Apprentice's file. Before each period of advancement, or at any other time when conditions may warrant, the JAC may examine the Apprentices work record to determine whether they have made satisfactory progress. If the Apprentices' related training or work progress is found unsatisfactory, they may be permitted to continue in a probationary status, or be required to repeat a process or series of processes in which they are deficient, before advancing to the next wage classification. Should it be found that the Apprentice does not have the ability or desire to continue the training to become a qualified journeyman, the Supervisor of Apprentices' should recommend to the JAC that the Agreement be terminated. Such a finding shall be deemed adequate cause for the cancellation of the Apprenticeship Agreement.

XVI. CONTINUITY OF EMPLOYMENT

Rocky Mountain Steel Mills intends and expects to give the Apprentice continuous employment. The Sponsor reserves the right, however, to lay off Apprentices whenever conditions of business make it necessary. If an Apprentice is laid off because of lack of work, an opportunity will be given for reinstatement before any other person is employed as an Apprentice.

XVII. MAINTENANCE OF RECORDS

The Committee shall maintain complete records on each Apprentice, covering all details of their selection and apprenticeship, including work progress, attendance, and progress in related training. The Committee will also maintain complete records of the selection process applied to each applicant for apprenticeship for at least five (5) years from the date of the application.

XVIII. CERTIFICATE OF COMPLETION

Upon satisfactory completion of the requirements of the apprenticeship as established herein, the Committee shall forward the name of the completing Apprentice to the Employer who shall certify in writing the name of the completing Apprentice.

XIX. ESTABLISHMENT OF SENIORITY

Unless the JAC determines otherwise, all apprentices will be selected from the current workforce of Rocky Mountain Steel Mills. All Apprentices will establish seniority in the Maintenance Department based upon their current plant continuous service date unless they already have seniority in the Maintenance Department. However, if any employee outside the Maintenance Department is indentured as an apprentice, that employee either on their own accord or at the direction of the JAC may return to their home department within 1040 hours of work as an apprentice without loss of seniority or job rights within their home department. After 1040 hours the apprentice's seniority will be established in the Maintenance Department. If subsequently the apprentice is terminated from the program for any reason, they will be allowed to exercise their

                                  APPENDIX D-5
seniority based upon qualifications and their plant continuous service date in the Maintenance Department.

XX. SCHEDULES

Apprentices will be scheduled to ensure the best possible training. Journeymen will not be allowed to displace any Apprentices scheduled for any reason except for layoff. Also, Apprentices will not be allowed to displace any other Apprentice as scheduled for any reason. Apprentices will be laid off prior to any Journeyman layoffs in the same craft.

XXI. OVERTIME

Apprentices will be allowed to work overtime, but will not be utilized to displace Journeymen for overtime. Apprentices will not be allowed to work excessive overtime. If the Sponsor is required to force a Journeyman to work overtime an Apprentice cannot be forced to work that overtime even if the Apprentice has less seniority.

XXII. CONSULTANTS

Advice and assistance in the successful operation of this Apprenticeship Program will be available at any time, upon request by the Sponsor or Apprentice from outside consultants as deemed necessary by the Committee.

XXIII. TERMINATION AND MODIFICATION

The Employer reserves the right to discontinue at any time the Apprenticeship Program as set forth herein, including any modifications or amendments thereto.

XXIV. AMENDMENTS OR MODIFICATIONS

These Standards of Apprenticeship may be amended at any time by the Sponsor, provided that no amendment or modification adopted shall alter any Apprenticeship Agreement in force at the time of such change without the consent of the Apprentice involved. A copy of each amendment adopted will also be furnished to each Apprentice employed by the Sponsor.

XXV. ADJUSTING DIFFERENCES

Apprentices are encouraged to take up individual problems with their supervisor and/or the Joint Apprenticeship Committee. Either the Employer or the Apprentice may request advice and assistance from consultants on problems or in adjusting any differences that may arise during the term of apprenticeship.

XXVI. SELECTION OF APPRENTICES

Initially Apprentices shall be selected from the present workforce of Rocky Mountain Steel Mills. All openings from any apprenticeship shall be posted in each department throughout the plant, in the Payroll Department, Guard Headquarters and in Employee Resources. Any employee wishing to apply must file a "Statement of Qualifications" on a form approved by the Joint Apprenticeship Committee and furnished by the Company. Current Journeyman will not be allowed to apply for an apprenticeship to another craft until all other applicants have been exhausted. The competed form and such other records as the JAC may prescribe, shall constitute the competed application. In addition, the following will be required:

                                  APPENDIX D-6

      APTITUDE - Each applicant must possess the aptitude essential to acquiring the skills of the trade as determined by prescribed aptitude tests. Certification of scores on the specific aptitude tests as administered by the Colorado Department of Employment is required. Only applicants who score "High" as certified by the Department of Employment will be considered.

      PHYSICAL - Each applicant must be physically able to perform all work of the trade and able to pass such examinations as the Company may require from a licensed physician.

      EDUCATION - Each Apprentice must have a high school diploma or equivalent.

Candidates not meeting the basic qualifications will be notified and their applications will not be further considered. Those meeting the basic qualifications will be notified to appear for an interview and evaluation of qualifications. This program shall be operated on a completely non-discriminatory basis.

The Committee shall hold periodic evaluations as required. All applicants who have made application and meet the minimum requirements shall be placed on a ranking list with the most qualified applicant placed on top of the list and so forth in descending order of score attained. If there is an immediate need to fill a vacancy, the highest rated applicant shall be offered the vacancy, etc.

All applicants who are placed on a ranking list shall remain eligible for referral to apprenticeship for two years.

The records required by this plan and any other information relevant to compliance with these regulations shall be maintained for five (5) years.

DESCRIPTION OF RATING PROCESS FOR APPRENTICE APPLICANTS

Following receipt of all "Statement of Qualifications" filed in accordance with the "Announcement of Apprenticeship Opportunities", all applicants will be rated by each of the five members of the Joint Apprenticeship Committee. All means by which the Committee members could identify the applicant shall be eliminated and the rating based solely upon the information submitted on the "Statement of Qualifications". The Committee members shall each have a rating from 1 to 10 points in each of three evaluation factors.

    A. APPLIED EDUCATION: The Committee members shall consider grades in math, shop, sciences, mechanical drawing, blueprint, and other applied trade subjects.

    B. PREVIOUS TRAINING: The Committee members shall consider apprentice, military, trade school, or job training in, or related to the trade.

    C. PREVIOUS EXPERIENCE: The Committee members shall consider experience in the trade, and related jobs, in the industry, or in mechanical work.

The applicant will also be notified to appear for a personal interview with the appropriate craft supervisor and will be rated on the basis of the interview and evaluation of qualifications. The Supervisor will have a range from 1 to 5 points in each of five evaluation factors.

                                  APPENDIX D-7

    A. APPLIED EDUCATION: The Supervisor shall consider grades in math, shop, sciences, mechanical drawing, blueprint, and other applied trade subjects.

    B. PREVIOUS TRAINING: The Supervisor shall consider apprentice, military, trade school, or job training in, or related to the trade.

    C. PREVIOUS EXPERIENCE: The Supervisor shall consider experience in the trade, and related jobs, in the industry, or in mechanical work.

    D. INTEREST: The Supervisor shall consider a desire to learn a skilled trade and knowledge of and reasons for choosing trade as well as considering related hobbies.

    E. PERSONAL: The Supervisor shall consider character, habits, appearance, aggressiveness, sincerity, dependability, and attitude.

Points will be added to the overall rating score according to continuous service as follows:

Years of Continuous Service
-----------------------------
0 but less than 3    1 points
3 but less than 6    2 points
6 but less than 9    3 points
9 but less than 12   4 points
More than 12         5 points

Maximum points that can be received will be 180. Following is the point breakdown:

A. Applied Education              55 Pts. Maximum
B. Previous Training              55 Pts. Maximum
C. Previous Experience            55 Pts. Maximum
D. Interest                        5 Pts. Maximum
E. Personal                        5 Pts. Maximum
F. Continuous Service              5 Pts. Maximum
         Total                   180 Pts. Maximum

Following the interview and evaluation of qualifications, all applicants are ranked in a descending order of qualifications, based upon the numerical ratings from each of the five Committee members and the craft Supervisor. As conditions warrant the starting of new apprentices, the highest ranked applicant is afforded the opportunity for indenture as an apprentice.

XXVII. SEXUAL HARASSMENT

It shall be the policy of Rocky Mountain Steel Mills to prohibit sexual harassment in the workplace. As defined by the Equal Employment Opportunity
Commission: Sexual harassment is the unwelcome or unsolicited verbal, physical, or sexual conduct that is made a term or condition of employment, is used as a basis of employment or advancement decisions, or has the effect of unreasonably interfering with work or creating an intimidating, hostile, or offensive work environment. Rocky Mountain Steel Mills will take whatever actions are necessary to

                                  APPENDIX D-8
preclude incidents of sexual harassment from occurring so that all Apprentices are afforded the opportunity to work in an environment free from unsolicited, unwelcome, sexual overtones. All Apprentices are expected to support the efforts of the Sponsor by fostering an open and friendly work environment, yet one free of inappropriate pressures for all members of the workforce.

XXVIII. CONFORMANCE WITH STATE AND FEDERAL LAWS

No section of these Standards of Apprenticeship shall be construed as permitting violation of any Law of the State of Colorado or of the United States.

XXXIV OFFICIAL ADOPTION OF STANDARDS

The foregoing Standards of Apprenticeship are hereby officially adopted this ____________ day of 2004.

TRADE SCHEDULE

The Trade Schedule has been mutually agreed upon by the Parties.

                                  APPENDIX D-9

APPENDIX F

MEMORANDUM OF UNDERSTANDING: QUALIFICATIONS

The parties agree that for the duration of the Collective Bargaining Agreement ("CBA"), any employee hired at Rocky Mountain Steel Mills between October 3 and December 30, 1997, shall not have the skills he learned nor the qualifications he obtained during the Labor Dispute taken into consideration for the purpose of determining said employee's ability or capability under Article 7, Section 3A of the CBA, where such consideration would allow the employee's selection over a more senior employee. For the purposes of this Memorandum of Understanding, "Labor Dispute" shall be defined as the time between October 3, 1997 and the effective date of the Labor Dispute Settlement Agreement. The Parties agree that for the first eighteen (18) months of the CBA, any vacancy of fourteen (14) calendar days or more will be offered to the most senior employee capable of performing the work within a reasonable period of time with reasonable training. This Appendix F shall also apply to Leadman positions.

                                   APPENDIX E

              SCHEDULE OF OMITTED COLLECTIVE BARGAINING AGREEMENTS

The following Collective Bargaining Agreements have not been filed as Exhibits pursuant to Instruction 2 of Item 601(a) of Regulation S-K. This Schedule is included to summarize the material differences from the Collective Bargaining Agreement filed herewith as Exhibit 10.21.

1. Collective Bargaining Agreement dated January 14, 2004, between Rocky Mountain Steel Mills and United Steelworkers of America Local 3267.

2. Collective Bargaining Agreement dated January 14, 2004, between Rocky Mountain Steel Mills and United Steelworkers of America Local 3267 (Plant Protection).

Omitted Items 1 and 2 are substantially similar to the Collective Bargaining Agreement filed herewith, except that:

     (i) Omitted Items 1 and 2 do not include "Water Department
         Employees" in Article 2, Section 1;

    (ii) Omitted Items 1 and 2 have a differing definition of "Employee" in Article 2, Section 2;

   (iii) Omitted Items 1 and 2 have differing Seniority provisions in Article 7,
         Section 1; and

    (iv) Omitted Items 1 and 2 do not contain Article 11, Section 8, which pertains to Water Department Employees.